UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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BARNES & NOBLE EDUCATION, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)
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2022 Proxy Statement

120 Mountain View Blvd.
Basking Ridge, New Jersey 07920
August 11, 2022
Dear Stockholder:
Barnes & Noble Education, Inc. (the “Company”) cordially invites you to attend the 2022 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held at 9:00 a.m., Eastern Time, on September 22, 2022, by live online webcast only. There will be no physical location for the Annual Meeting.
You will be able to attend the Annual Meeting, vote, and submit your questions during the Annual Meeting via live online webcast by visiting www.virtualshareholdermeeting.com/BNED2022. You must have your sixteen-digit control number that is shown on your notice of electronic availability of proxy materials or your proxy card if you receive your proxy materials by mail. You will not be able to attend the meeting in person.
Information about the Annual Meeting and the various matters on which the stockholders will act is included in the Notice of Annual Meeting of Stockholders and the Proxy Statement. Also included are a proxy card and postage-paid return envelope. The Proxies are being solicited on behalf of the Board of Directors of the Company.
You are urged to read the Proxy Statement carefully and, whether or not you plan to attend the Annual Meeting, to promptly submit a proxy: (a) by telephone or the Internet following the instructions on the enclosed proxy card or (b) by signing, dating and returning the enclosed proxy card in the postage-paid return envelope provided.
The Board of Directors unanimously recommends that you vote (i) FOR the election of each of the Board of Directors’ nominees, (ii) FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement, (iii) for the approval, on an advisory basis, of the frequency of holding a vote on compensation of the Company’s named executive officers every ONE YEAR, and (iv) FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accountants for the Company’s fiscal year ending April 29, 2023.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on September 22, 2022: The Proxy Statement and the Company’s 2022 Annual Report to Stockholders are available online at www.bned.com.
Your vote is extremely important no matter how many shares you own. If you have any questions or require any assistance with voting your shares, please contact Barnes & Noble Education, Inc.’s proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders, Banks and Brokers may call toll-free: (877) 800-5185
Sincerely,

John R. Ryan
Chairman of the Board of Directors

120 Mountain View Blvd.
Basking Ridge, New Jersey 07920
NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 22, 2022
Barnes & Noble Education, Inc. (the “Company”) will hold its Annual Meeting of Stockholders (the “Annual Meeting”) at 9:00 a.m., Eastern Time, on September 22, 2022, by live online webcast that will be available via www.virtualshareholdermeeting.com/BNED2022 for the following purposes:
1.	To elect nine directors to serve until the 2023 annual meeting of stockholders and until their respective successors are duly elected and qualified;
2.	To vote on an advisory (non-binding) basis to approve executive compensation for named executive officers;
3.	To vote on an advisory (non-binding) basis on the frequency of holding a vote on executive compensation for named executive officers every one, two or three years;
4.	To ratify the appointment of Ernst & Young LLP as the independent registered public accountants for the Company’s fiscal year ending April 29, 2023; and
5.	To transact such other business as may be properly brought before the Annual Meeting and any adjournment or postponement thereof.
Only holders of record of common stock of the Company as of the close of business on July 26, 2022 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. There will be no physical meeting location, and the meeting will only be conducted by live online webcast, i.e., as a “Virtual Meeting.” Please refer to the instructions in the accompanying Proxy Statement for how to register to attend the Virtual Meeting.
The Board of Directors unanimously recommends that you vote (i) FOR the election of each of the Board of Directors’ nominees, (ii) FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement, (iii) for the approval, on an advisory basis, of the frequency of holding a vote on compensation of the Company’s named executive officers every ONE YEAR, and (iv) FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accountants for the Company’s fiscal year ending April 29, 2023.
The Board of Directors urges you to read the Proxy Statement carefully and, whether or not you plan to attend the Annual Meeting, to promptly submit a proxy: (a) by telephone or the Internet following the instructions on the enclosed proxy card or (b) by signing, dating and returning the enclosed proxy card in the postage-paid return envelope provided.
Sincerely,

Michael C. Miller
Corporate Secretary
Basking Ridge, New Jersey August 11, 2022

i

ii

PROXY STATEMENT SUMMARY
The following summary highlights information relating to the 2022 annual meeting of stockholders (the “Annual Meeting”) and executive compensation and corporate governance matters. Additional information is included in this Proxy Statement.
2022 Annual Meeting of Stockholders for Barnes & Noble Education, Inc.
General Information
Date and Time	September 22, 2022, at 9:00 a.m. (Eastern Time)
Place	Live online webcast that is available via www.virtualshareholdermeeting.com/BNED2022
Record Date	July 26, 2022
Voting Matters and Recommendations
Voting Matter	Board of Directors Recommendations
Election of nine Directors	FOR ALL NOMINEES
Vote, in an advisory non-binding capacity, to approve executive compensation	FOR
Vote, in an advisory non-binding capacity, to approve the frequency of a vote on executive compensation every one, two, or three years	ONE YEAR
Ratification of Ernst & Young LLP as the independent registered public accountants for the Company’s fiscal year ending April 29, 2023	FOR

The Board of Directors and management believe that good corporate governance promotes accountability to stockholders, enhances investor confidence in the Company and supports long-term value creation. The Company has implemented and fostered a culture of good corporate governance, which includes the following:
Governance Highlights
✔ We elect all Directors annually

✔ None of our Director nominees serve on an excessive number of public company boards

✔ The Board of Directors follows Corporate Governance Guidelines

✔ Each committee of our Board of Directors has a published charter that is reviewed and discussed at least annually

✔ We have adopted a Corporate Social Responsibility Policy

✔ The Company has made significant progress in rolling out diversity, equity, and inclusion initiatives and over 40% of our Directors are women or racial or ethnic minorities

✔ We are committed to maintaining an active dialogue with our stockholders. Over the past year, we have reached out to stockholders owning approximately 50% of our outstanding common shares to discuss governance and executive compensation issues

✔ Each committee of our Board of Directors is 100% comprised of independent Directors

✔ Independent Directors and Board of Director committees meet regularly and frequently without management present

✔ Our Corporate Governance and Nominating Committee oversees our Board of Directors’ annual self-evaluation

✔ The roles of Chairman of the Board and Chief Executive Officer are separated

The Board of Directors and management seek to align the executive compensation program with the Company’s business strategy to attract, retain, and engage the talent we need to compete in our industry, and to align management with stockholders’ interests. The table below highlights key aspects of our executive compensation program.
Executive Compensation Highlights
✔ A majority of executive pay is tied to performance-based and equity incentives

✔ For Fiscal 2022, equity awards to our named executive officers were comprised of 25% stock option awards with a premium to fair market value exercise price, 25% stock option awards with a fair market value exercise price and 50% time based restricted stock unit awards

✔ Directors and executive officers and other members of senior management are subject to stock ownership targets and retention guidelines

✔ Incentive awards granted are subject to clawback and/or recoupment policies under the Equity Incentive Plan and Executive Incentive Compensation Clawback Policy

✔ Long-term incentives comprise a significant portion of target compensation for executive officers

✔ The vesting of awards that are assumed or substituted in connection with a change in control only accelerates as a result of the change in control if a participant experiences a qualifying termination of employment

✔ Restricted stock awards are subject to a one-year minimum vesting period

✔ The Company does not provide for any tax gross-ups on perquisites or other benefits

✔ Named executive officers are only entitled to limited perquisites

✔ All employees are prohibited from hedging, and Directors, executive officers, and other members of senior management may not pledge our stock without the approval of the Audit Committee

✔ The Equity Incentive Plan prohibits the repricing of awards without stockholder approval

✔ Plan design aligns pay with performance. For example, there was no payout on the Company financial performance measure for short term cash incentive awards for a majority of the named executive officers in Fiscal 2022 and the Board did not award any discretionary bonuses to executive officers

BARNES & NOBLE EDUCATION, INC.
120 Mountain View Blvd.
Basking Ridge, New Jersey 07920
PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 22, 2022
INTRODUCTION
This Proxy Statement and enclosed proxy card are being furnished commencing on or about August 11, 2022 in connection with the solicitation by the Board of Directors (the “Board of Directors”) of Barnes & Noble Education, Inc., a Delaware corporation (the “Company”), of proxies for use at its annual meeting of stockholders to be held on September 22, 2022 (the “Annual Meeting”), and any adjournment or postponement thereof for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.
The Board of Directors unanimously recommends that you vote (i) FOR the election of each of the Board of Directors’ nominees, (ii) FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement, (iii) for the approval, on an advisory basis, of a vote on compensation of the Company’s named executive officers every ONE YEAR, and (iv) FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accountants for the Company’s fiscal year ending April 29, 2023.
Stockholders Entitled to Vote
Only holders of record of the Company’s common stock, par value $0.01 per share (“Common Stock”), as of the close of business on July 26, 2022 are entitled to notice of and to vote at the Annual Meeting. As of the record date, 52,347,979 shares of Common Stock were outstanding. Each share of Common Stock entitles the record holder thereof to one vote on each matter brought before the Annual Meeting.
How to Vote
Your vote is very important to the Board of Directors no matter how many shares of our Common Stock you own. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares as soon as possible.
If You Are a Registered Holder of Common Stock
If you are a registered holder of Common Stock, you may vote your shares either by voting by proxy in advance of the Annual Meeting or by voting online during the Annual Meeting. By submitting a proxy, you are legally authorizing another person to vote your shares on your behalf. We urge you to use the enclosed proxy card to vote (i) FOR the election of each of the Board of Directors’ nominees, (ii) FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement, (iii) for the approval, on an advisory basis, of a vote on compensation of the Company’s named executive officers every ONE YEAR, and (iv) FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accountants for the Company’s fiscal year ending April 29, 2023. If you submit your executed proxy card or otherwise vote by telephone or by the Internet, your shares will be voted in accordance with your instructions; however, if you do not indicate how your shares are to be voted, then your shares will be voted in accordance with the Board of Directors’ recommendations set forth in this Proxy Statement. In addition, if any other matters are brought before the Annual Meeting (other than the proposals contained in this Proxy Statement), then the individuals listed on the proxy card will have the authority to vote your shares on those other matters in accordance with their discretion and judgment.
Whether or not you plan to attend the Annual Meeting, we urge you to promptly submit a proxy: (a) by telephone or the Internet following the instructions on the enclosed proxy card or (b) by signing, dating and returning the enclosed proxy card in the postage-paid return envelope provided. If you later decide to attend the Annual Meeting via the online webcast and vote, that vote will automatically revoke any previously submitted proxy.

If You Hold Your Shares in “Street Name”
If you hold your shares in “street name,” i.e., through a bank, broker or other holder of record (a “custodian”), your custodian is the stockholder of record for purposes of voting and is required to vote your shares on your behalf in accordance with your instructions. If you do not give instructions to your custodian, your custodian will not be permitted to vote your shares with respect to “non-discretionary” items, which include all matters on the agenda other than the ratification of the appointment of the independent registered public accountants. A “broker non-vote” occurs when a custodian does not vote on a particular proposal because it has not received voting instructions from the applicable beneficial owner and does not have discretionary voting power on the matter in question pursuant to New York Stock Exchange (“NYSE”) rules or chooses not to exercise discretionary voting power in accordance with its internal policies. Accordingly, we urge you to promptly give instructions to your custodian to vote FOR all items on the agenda by using the voting instruction card provided to you by your custodian. Please note that if you intend to vote your shares held in street name online during the Annual Meeting, please contact your custodian in advance of the Annual Meeting to ensure access and the ability to vote.
Voting in the Annual Meeting Webcast
If you plan to attend the Annual Meeting via the online webcast and wish to vote, you will have access to an electronic ballot on the Annual Meeting virtual webcast site. You may vote at the Annual Meeting by clicking on the ‘Stockholder Ballot’ link on the Annual Meeting Webcast site, completing the electronic ballot and clicking ‘Sign and Submit’ to send your completed ballot directly to the Inspector of Election before the polls are closed at the Annual Meeting.
Questions on How to Vote
If you have any questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders, Banks and Brokers may call toll-free: (877) 800-5185
Quorum and Votes Required
Quorum
The presence virtually or by proxy at the Annual Meeting of the holders of shares of Common Stock of the Company having a majority of the voting power of the Common Stock entitled to vote at the Annual Meeting will constitute a quorum. Withheld votes, abstentions and “broker non-votes” will be included in determining whether a quorum is present.
Votes Required and Treatment of Withheld Votes, Abstentions and Broker Non-Votes
Directors shall be elected by a majority of the votes cast by the stockholders entitled to vote thereon who are present virtually or represented by proxy at the Annual Meeting. Abstentions, withheld votes, and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the election of nominees.
With respect to the proposal regarding approval, on an advisory basis, of compensation of the Company’s named executive officers, the Company will consider the affirmative vote of a majority of the votes cast on the proposal as approval of the compensation of the Company’s named executive officers, or (“NEOs”). Abstentions and broker non-votes will not be included in the votes cast on this proposal and will not have a positive or negative effect on the outcome of this proposal.
With respect to the proposal regarding approval, on an advisory basis, of the frequency of future advisory votes on executive compensation of the Company’s named executive officers requires the affirmative vote of a majority of the votes cast on the proposal. Stockholders can vote for a frequency of future advisory votes on compensation of named executive officers every year, every two years, every three years or to abstain. Abstentions and broker non-votes will not be included in the votes cast on this proposal and will not have a positive or negative effect on the outcome of this proposal.

Approval of the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants requires the affirmative vote of a majority of the votes cast on the proposal. Abstentions will not be included in the votes cast and, as such, will have no effect on the outcome of this proposal.
Attendance at the Annual Meeting
Attendance at the Annual Meeting or any adjournment or postponement thereof will be limited to stockholders of the Company as of the close of business on the record date and guests of the Company. You will not be able to attend the Annual Meeting in person at a physical location. To attend the virtual meeting, you must have your sixteen-digit control number that is shown on your notice of electronic availability of proxy materials or your proxy card if you receive one.
If you have any questions or encounter any difficulties accessing the virtual meeting, please call the technical support number that will be posted on the 2022 Annual Meeting website log-in page. You may log in 15 minutes before the start of the meeting. Stockholders are encouraged to log into the online webcast 15 minutes before the start of the meeting to provide time to test their Internet connectivity and download the required software, if needed.
Even if you wish to attend the virtual meeting, we urge you to cast your vote prior to the meeting using the enclosed proxy card, via the Internet or by telephone. If you choose to vote at the meeting, it will revoke any previous proxy submitted. If you hold your shares in street name and wish to vote during the meeting, please contact your custodian in advance of the Annual Meeting to ensure access and the ability to vote.
How to Revoke Your Proxy
Your proxy is revocable. If you want to change your vote, you may revoke your proxy by: (i) submitting your vote at a later time via the Internet or telephone; (ii) submitting a properly signed proxy card with a later date that is received at or prior to the 2022 Annual Meeting; (iii) attending the 2022 Annual Meeting and voting online during the meeting (if you do revoke your proxy during the meeting, it will not, of course, affect any vote that has already been taken); or (iv) providing a signed letter of revocation to the Corporate Secretary of the Company before the closing of the polls at the Annual Meeting.

PROPOSAL ONE: ELECTION OF DIRECTORS
Introduction
All of the current directors, other than Jerry Sue Thornton, are standing for re-election. Dr. Thornton is retiring from the Board and her current term will expire at the Annual Meeting. The Board intends to formally reduce the number of directors from ten to nine. The Company strives to maintain a Board with broad and diverse experience and judgment. Diversity is considered in a broad sense, including, among other attributes, leadership, experience, skills, perspectives, gender, ethnicity and geography. The grid below summarizes the key qualifications, skills and attributes each of our directors possesses that were most relevant to the decision to nominate him or her to serve on the Board. The lack of a checkmark does not mean the director does not possess that qualification or skill; rather a checkmark indicates a specific area of focus or expertise on which the Board relies most heavily. In addition, more than 40% of our Directors are women or racial or ethnic minorities. Our director nominees exhibit high integrity, innovative thinking, a proven record of success, and knowledge of corporate governance. The director nominees bring a balance of important skills to our boardroom.
Skills and Attributes	Chiu	Dell’Aera	DeMatteo	Eberle Walker	Golden	Huseby	Ryan	Wallace	Warren
Academia / Education	✔			✔		✔	✔
Accounting, Internal Control Risk Management		✔	✔		✔	✔	✔	✔	✔
Business Head / Executive	✔	✔	✔	✔	✔	✔	✔	✔	✔
Business Operations	✔	✔	✔	✔	✔	✔	✔		✔
CEO and Executive		✔	✔	✔	✔	✔	✔	✔	✔
Commercial Business	✔	✔	✔	✔	✔	✔	✔		✔
Corporate Governance	✔	✔	✔		✔	✔	✔	✔	✔
Customer Engagement / Marketing	✔	✔	✔			✔	✔		✔
Data Analytics	✔								✔
Defense Industry or Military							✔
Digital / e-Commerce	✔	✔	✔	✔	✔	✔	✔		✔
Digital Experience	✔		✔	✔	✔	✔	✔		✔
Financial Expertise and Literacy	✔	✔	✔	✔	✔	✔	✔	✔	✔
Financing and Investments	✔	✔	✔	✔	✔	✔	✔	✔
Government / Public Policy							✔
International Business	✔	✔	✔		✔	✔	✔
Knowledge of Company Business	✔		✔	✔	✔	✔	✔	✔
Legal Expertise	✔				✔
Operational and Strategy Planning	✔	✔	✔	✔	✔	✔	✔	✔	✔
Other Relevant Industry	✔	✔	✔	✔	✔	✔	✔		✔
Public Company	✔	✔	✔		✔	✔	✔	✔	✔
Retail Experience			✔			✔
Science, Technology, and Innovation	✔	✔	✔		✔	✔	✔
Sustainability and Corporate Responsibility	✔		✔		✔	✔	✔		✔

Information Concerning the Directors and the Board of Directors’ Nominees
Background information with respect to the Board of Directors’ nominees for election as directors appears below. See “Security Ownership of Certain Beneficial Owners and Management” for information regarding such persons’ holdings of equity securities of the Company.
Name	Age	Director Since	Position
Nominees for Election at the Annual Meeting
Emily C. Chiu*	39	2018	Director
Mario R. Dell’Aera, Jr.*	63	2022	Director
Daniel A. DeMatteo*	74	2015	Director
Kathryn Eberle Walker *	45	2022	Director
David G. Golden*	64	2015	Director
Michael P. Huseby**	67	2015	Director
John R. Ryan*	77	2015	Chairman of the Board **
Rory D. Wallace*	36	2022	Director
Denise Warren *	58	2022	Director
*	Independent for purposes of the NYSE listing standards.
**
Mr. Michael Huseby served as Chairman of the Board and Mr. Ryan served as Lead Independent Director during Fiscal 2022 and until June 23, 2022, when the roles of Chairman of the Board and Chief Executive Officer were separated.

Cooperation Agreement with Outerbridge Capital Management, LLC
As reported on the Form 8-K filed by the Company, on June 25, 2022, we entered into a Cooperation Agreement (the “Cooperation Agreement”) with Outerbridge Capital Management, LLC and certain of its affiliates signatory thereto (collectively, “Outerbridge”).
Pursuant to the Cooperation Agreement, the Company agreed to nominate Mr. Rory Wallace, Chief Investment Officer of Outerbridge Capital Management, LLC, for election to the Board of Directors of the Company (the “Board”) at this Annual Meeting and appoint Mr. Wallace to the Board if, prior to the Annual Meeting, an incumbent director resigns from the Board, subject to the satisfactory completion of a customary vetting process. In addition, the Cooperation Agreement provides (i) that following the Annual Meeting the Board will be limited to a maximum of nine directors, (ii) for customary non-voting observation rights on the Board for Mr. Wallace until the earlier of his appointment to the Board and the Annual Meeting and (iii) for customary director replacement rights during the standstill period described below.
Pursuant to the Cooperation Agreement, the Company separated the roles of Chief Executive Officer and Chairman of the Board, both previously held by Mr. Michael Huseby, by appointing Vice Admiral John R. Ryan as Chairman of the Board and discontinuing the role of lead independent director previously held by Mr. Ryan.
The Cooperation Agreement also includes, among other provisions, certain standstill commitments by Outerbridge, including but not limited to restrictions on Outerbridge’s ability to (i) engage in any solicitation of proxies or consents, (ii) encourage any person to submit nominees in furtherance of a contested solicitation for the election or removal of directors, (iii) submit any proposal for consideration by stockholders of the Company at any annual or special meeting of stockholders or (iv) acquire voting securities of the Company above certain thresholds. These restrictions apply during a standstill period that will terminate on the date that is five days prior to the last date pursuant to which stockholder nominations for director elections are permitted pursuant to the Company’s bylaws with respect to the Company’s 2023 annual meeting of stockholders.
The Cooperation Agreement also provides that Outerbridge will vote (i) for all directors nominated by the Board for election at any annual or special meeting during the standstill period and (ii) in accordance with the recommendation of the Board on any other proposals or other business (other than certain extraordinary transactions) that comes before any annual or special meeting during the standstill period.
Board Transitions
As reported in the Company’s Form 8-K filed on July 18, 2022, Messrs. Zachary D. Levenick and Lowell W. Robinson resigned from the Board of Directors effective July 15, 2022. Pursuant to the terms of the Cooperation

Agreement, Mr. Wallace was appointed to the Board of Directors effective July 15, 2022. In addition, following the resignations of Messrs. Levenick and Robinson, the Board of Directors increased the size of the board from eight to ten members and appointed Mr. Mario R. Dell’Aera, Jr., Ms. Denise Warren and Ms. Kathryn Eberle Walker as directors. Each of the recently appointed directors have been nominated for re-election. Ms. Jerry Sue Thornton, who has served as a director since 2015, is not standing for re-election and her service on the Board of Directors and committees will conclude at the Annual Meeting.
Nominees for Election as Director
The following individuals are nominees for director at the Annual Meeting. The Board of Directors unanimously recommends a vote FOR each of the below nominees for director using the enclosed proxy card.
Emily C. Chiu was elected to the Board of Directors in June 2018. Ms. Chiu is the Head of Business, Operations and Strategy at Block, Inc. TBD, a business unit she co-founded in 2021 to build a platform for decentralized identity, blockchain, and financial services. Since 2017, Ms. Chiu has served in a number of executive roles at Block (formerly known as Square), leading Corporate Development and co-founding the Strategic Development group responsible for the research, development, and commercialization of new consumer products and businesses. Ms. Chiu spearheaded the launch of Cash App’s investing business and broker dealer operations, led the commercialization of its consumer lending business, and drove the acquisition of its artificial intelligence and deep learning platform. Since 2020, Cash App has ranked as the number one free finance app and a top 10 most downloaded mobile app in the U.S., achieving mainstream adoption amongst 80 million annual active customers. From 2015 to 2017, Ms. Chiu was a Partner at 500 Startups, LLC, a global startup accelerator and venture capital firm. In this role, Ms. Chiu founded 500 Startups’ Corporate Development practice, advising entrepreneurs across a portfolio of over 2,000 startups in 60 countries. Prior to this, Ms. Chiu was a founding executive at UniversityNow, Inc., a venture-backed technology startup dedicated to making higher education affordable and accessible to all. From 2011 to 2015, Ms. Chiu was Head of Operations and Vice President of Development at UniversityNow, where she helped launch two accredited universities and led go-to-market efforts with Fortune 1000 employers. Her work resulted in a grant and recognition from The Bill & Melinda Gates Foundation and EDUCAUSE as a “breakthrough model in college completion.” Previously, Ms. Chiu was Head of Operations at TEDx San Francisco, an affiliate of TED. Ms. Chiu started her career in finance as a private equity investor at GI Partners, a global investment firm with $29 billion under management, and as an investment banker at Goldman Sachs & Co. From 2016 to 2022, Ms. Chiu was at the Center for Creative Leadership, where she served on the Board of Trustees, Board of Governors, and Executive Committee. In 2022, Ms. Chiu joined the Board of Directors of Justworks, Inc., where she serves as an independent director.
Qualifications, Experience, Attributes and Skills. Ms. Chiu is a technology executive with deep expertise in building and scaling successful digital businesses. She has spent the past decades building, acquiring, and transforming businesses across the technology, education, and financial services industries. Ms. Chiu is an innovator and inventor with multiple patents pending at the U.S. Patent and Trademark Office. She has built a track record of operational leadership and entrepreneurial experience, reimagining highly regulated industries by building best-in-class digital businesses. During her tenure at Block, Ms. Chiu built groundbreaking products and acquired technical capabilities that helped Cash App grow from approximately six million to over 36 million monthly transacting active customers. This propelled Cash App into becoming the number one free finance app across the Apple and Google Play app stores, and a top 10 most downloaded mobile app in the U.S. Ms. Chiu brings to the Board of Directors higher education and technology industry background, operational leadership, expertise in digital product innovation and M&A, and an understanding of the impact of emerging technologies and consumer trends. Her expertise and skills enable companies to navigate the complexity of innovation and transformation.
Mario R. Dell’Aera, Jr. was appointed as a director in July 2022. Mr. Dell’Aera previously served as the Senior Audit Partner and Chief Operating Officer of U.S. Audit Operations at KPMG LLP from 2019 until his retirement in 2021, managing 16 business units encompassing over 9,000 partners and professionals and a $3.0 billion operating plan. From 2012 to 2019, he served as Senior Audit Partner for KPMG’s Financial Services audit practice, comprising banking, capital markets, insurance, asset management and real estate companies. Mr. Dell’Aera also served as the Metro New York Area Audit Managing Partner for KPMG’s Technology, Media and Telecommunications audit practice from 2012 to 2019.
Qualifications, Experience, Attributes and Skills. Having served as a global lead partner for several Fortune 500 companies, Mr. Dell’Aera has a proven track record of leadership, innovation and guiding public companies undergoing strategic transformations and financing transactions. Further, as a result of Mr. Dell’Aera’s professional experience and 40-year career with KPMG LLP, Mr. Dell’Aera will provide the Board of Directors with substantial financial expertise, accounting insights, experience in risk management, technology innovation, executive managerial experience, business operations and matters unique to publicly-traded companies.
Daniel A. DeMatteo was elected as a director in August 2015. Mr. DeMatteo served as GameStop Corp.’s (“GameStop”) Director and Executive Chairman from June 2010 to June 2020, and previously held other roles with GameStop, including Chief Executive Officer from August 2008 to June 2010, Vice Chairman and Chief Operating Officer from March 2005 to August 2008, and President and Chief Operating Officer of GameStop or its predecessor companies since November 1996. Mr. DeMatteo has served as an executive officer in the video game industry since 1988.
Qualifications, Experience, Attributes and Skills. Mr. DeMatteo brings to the Board of Directors over 25 years of experience as an executive officer, including 19 years of experience growing GameStop and its predecessor companies into the world’s largest multichannel video game retailer. As one of the founders of GameStop, Mr. DeMatteo has demonstrated a record of leadership, innovation and achievement. With his experience in the roles of Executive Chairman, Vice Chairman, Chief Executive Officer, President and Chief Operating Officer, Mr. DeMatteo provides the Board of Directors a unique and valuable perspective on corporate operations, strategy and business, including his perspective on the formula for success that has brought GameStop to its current industry-leading position. The Board of Directors also benefits from Mr. DeMatteo’s entrepreneurial spirit and his extensive network of contacts and relationships within the retail industry.
Kathryn (“Kate”) Eberle Walker was appointed as a director in July 2022. Since 2019, Ms. Walker has been the Chief Executive Officer and Board Chair of Presence Learning Inc., a provider of special education teletherapy solutions. From 2015 to 2017, she served as Chief Executive Officer of The Princeton Review and Tutor.com, and its Chief Financial Officer and Chief Strategy Officer from 2014 to 2015. Ms. Eberle Walker has managed strategy and investments for Kaplan, Inc. Ms. Walker began her career in investment banking at Goldman Sachs. She currently serves as a Director of Babbel, Testing Mom and Prospect Schools, and as a Trustee of the International School of Brooklyn. Ms. Walker previously served on the Board of Directors of Rosetta Stone from 2019 until the company’s acquisition by Cambium Learning Group Inc. in 2020.
Qualifications, Experience, Attributes and Skills. Ms. Walker has over 20 years of experience leading education organizations and brings extensive board service on companies in the education industry. Ms. Walker’s experience also allows her to bring to the Board of Directors skills in diversity, equity and inclusion, management strategy, transactions, finance, leadership, change management and education technology.
David G. Golden was elected as a director in August 2015. Mr. Golden served as a director of Barnes & Noble, Inc. (“Barnes & Noble”) from October 2010 until the Company’s separation from Barnes & Noble in August 2015 (the “Spin Off”). Mr. Golden has been a Managing Partner at Revolution Ventures, an early-stage venture affiliate of Revolution LLC, since January 2013. From March 2006 until December 2011, Mr. Golden was a Partner, Executive Vice President and Strategic Advisor at Revolution LLC, a private investment company. Mr. Golden also served as Executive Chairman of Code Advisors, a private merchant bank focused on the intersections of technology and media from its founding in 2010 through 2012. Previously, Mr. Golden served in various senior positions over an 18-year period, including as Vice Chairman and Global Director of the Technology, Media and Telecom investment banking group, at JPMorgan Chase & Co. (“JPMorgan”), a financial services firm, and a predecessor company, Hambrecht & Quist, Inc. (“Hambrecht & Quist”). Prior to that, Mr. Golden worked as a corporate attorney at Davis Polk & Wardwell LLP. Mr. Golden has previously served as a member of the Board of Directors of Blackbaud and Everyday Health, where he also served on their respective Audit Committees. Mr. Golden also is a member of the Advisory Board for Partners for Growth LLC, a venture lending firm, and he is a director of several private companies.
Qualifications, Experience, Attributes and Skills. Mr. Golden has over 20 years of technology and finance experience as an investment banker specializing in the technology sector at JPMorgan, Hambrecht & Quist, and more recently as a managing partner and executive of Revolution Ventures and Executive Chairman of Code Advisors LLC. Mr. Golden’s technology experience also includes his service as a director and Advisory Board of Directors member of several technology companies including Blackbaud, a global provider of software services specifically designed for nonprofit organizations. Mr. Golden’s finance experience at Hambrecht & Quist and JPMorgan included significant work with mergers, capital markets and principal investing, and he has participated as lead merger advisor, equity underwriter or investor on over 150 transactions. Given this experience, Mr. Golden brings to the Board of Directors substantial knowledge of the technology sector and meaningful insight into the financial, strategic and capital-related issues technology companies face.
Michael P. Huseby serves as our Chief Executive Officer. He was a member of the Board of Directors of Barnes & Noble from January 2014 and served as the Chief Executive Officer of Barnes & Noble until the complete legal and structural separation of the Company from Barnes & Noble on August 2, 2015. Mr. Huseby was elected to the Board of Directors of the Company and was appointed Executive Chairman effective August 2, 2015. Effective September 19, 2017, Mr. Huseby became Chief Executive Officer of the Company in addition to his role as Chairman of the Board of Directors. He served as Chairman of the Board until June 23, 2022. Previously, Mr. Huseby was appointed President of Barnes & Noble in July 2013, and Chief Financial Officer of Barnes & Noble in March 2012. From 2004 to 2011, Mr. Huseby served as Executive Vice President and Chief Financial Officer of Cablevision Systems Corporation, a leading telecommunications and media company, which was acquired by the Altice Group in June 2016. He served on the Cablevision Systems Corporation Board of Directors in 2000 and 2001. Prior to joining Cablevision, Mr. Huseby served as Executive Vice President and Chief Financial Officer of Charter Communications, a large cable operator in the United States. Mr. Huseby served on the Board of Directors of Charter Communications from May 2013 through May 2016. Mr. Huseby served as Executive Vice President, Finance and Administration, of AT&T Broadband, a leading provider of cable television services from 1999 to 2002, when it was sold to Comcast Corporation. In addition, Mr. Huseby spent over 20 years at Arthur Andersen, LLP and Andersen Worldwide, S.C., where he held the position of Global Equity Partner serving a myriad of clients, including a number of large publicly-traded companies. Mr. Huseby served on the Board of Directors of CommerceHub, a cloud-based e-commerce fulfillment and marketing software platform company previously listed on Nasdaq, from July 2016 until May 2018 with his tenure ending upon the consummation of the sale of CommerceHub to financial sponsors. While on the Board of CommerceHub, Mr. Huseby served as chair of the Audit Committee and as a member of the Compensation Committee.
Qualifications, Experience, Attributes and Skills. Mr. Huseby has more than 30 years of financial and executive experience, having served as a senior executive at Barnes & Noble, Cablevision Systems Corporation, Charter Communications and AT&T Broadband. Mr. Huseby’s experience also includes his service as a director and audit committee member of Charter Communications and CommerceHub, and as a member of Cablevision Systems Corporation’s Board of Directors. This experience allows Mr. Huseby to bring to the Board of Directors substantial knowledge and a wide range and depth of insights in technology, retail, financial, business and matters unique to publicly-traded companies.
John R. Ryan was elected to the Board of Directors in July 2015 and as of June 23, 2022 serves as Chairman of the Board. Prior to his appointment to Chairman of the Board, Mr. Ryan served as the Lead Independent Director. Vice Admiral Ryan served as director of Barnes & Noble from July 2014 until the Spin-Off. Vice Admiral Ryan joined the Center for Creative Leadership’s Board of Governors in 2002 and served as its President and Chief Executive Officer from 2007 until 2022. From 2005 to 2007, he served as Chancellor of the State University of New York. Previously, Vice Admiral Ryan served as President of the State University of New York Maritime College from 2002 to 2005, Interim President of the State University of New York at Albany from 2004 to 2005 and Superintendent of the United States Naval Academy, Annapolis, Maryland from 1998 to 2002. Vice Admiral Ryan served in the United States Navy from 1967 until his retirement in 2002, including as Commander of the Fleet Air Mediterranean from 1995 to 1998, Commander of the Patrol Wings for the United States Pacific Fleet from 1993 to 1995 and Director of Logistics for the US Pacific Command from 1991 to 1993. Vice Admiral Ryan also served as the lead director of CIT Group, Inc. from 2008 until their merger with First Citizens Bank in 2022 and now serves on First Citizen Bank’s Board of Directors.
Qualifications, Experience, Attributes and Skills. Vice Admiral Ryan has a total of more than 35 years in military service, more than 10 years as a leader at major universities, and over two decades of executive and Board of Directors-level experience, including his service as lead director of CIT Group. Vice Admiral Ryan has substantial experience serving on public company Board of Directors undergoing multiple strategic transactions, such as mergers and separations, including serving as a director of Cablevision during its 2010 spinoff of Madison Square Garden, L.P., its 2011 spinoff of AMC Networks, Inc., and its 2013 sales of Clearview Cinemas and Optimum West to Bow Tie Cinemas and Charter Communications, respectively. Vice Admiral Ryan has also gained experience through the acquisition of Cablevision Systems Corporation by the Altice Group in June 2016 and was one of two independent directors on the Special Committee of the Board of Directors involved in the acquisition of MBS Textbook Exchange, LLC. This experience allows Vice Admiral Ryan to bring to the Board of Directors leadership and expertise in managing large complex organizations, and in particular the environment in which the Company operates.
Rory Wallace was appointed as a director in July 2022, pursuant to the Collaboration Agreement. Wallace serves as the Founder and Managing Member of Outerbridge Capital Management, LLC, an investment advisor to private investment funds, for which Mr. Wallace has served as the Chief Investment Officer since December 2014. In his role at Outerbridge, Mr. Wallace conducts significant due diligence on public companies in the technology, media, retail, and education sectors, engaging constructively with both management teams and boards where appropriate. From January 2013 to December 2014, Mr. Wallace was the Founder and Chief Investment Officer of DHC Asset Management, LLC, an investment adviser that focused its investments in technology, media, and retail. Earlier in his career, Mr. Wallace served in various positions at Straus Asset Management LLC, an investment management firm, including as an analyst and then as a Portfolio Manager.
Qualifications, Experience, Attributes and Skills. Mr. Wallace contributes extensive knowledge of finance and small-cap companies, particularly in the technology, media, retail, and education sectors, a detailed knowledge of the Company and its industry as its largest shareholder, a deep history advising public companies on managing the capital markets including from an investor relations perspective, as well as extensive experience with financial forecasting and accounting.
Denise Warren was appointed to the Board of Directors on July 15, 2022. Since 2016, she has also served as the Founder and Chief Executive Officer of Netlyst, LLC, a consulting and advisory firm that focuses on digital business growth and scaling consumer and enterprise recurring revenue streams. Prior to founding Netlyst, Ms. Warren served as the President of Digital and Chief Executive Officer of East Coast Publishing for Tribune Publishing from 2015 to 2016. For more than 25 years, she served in numerous capacities at The New York Times Company including as Executive Vice President of Digital Products and Services; General Manager, nytimes.com; Chief Advertising Officer; Senior Vice President of Strategic Planning; and Director of Marketing. Ms. Warren currently serves as an independent Director and member of the audit committee of Taylor Morrison Home Corporation (NYSE: TMHC), and as an independent director on Naviga, a Vista Equity partners backed software technology company. She previously served as a Director and Chair of the Nominating and Governance Committee of Monotype Imaging Holdings Inc., a publicly traded provider of design assets, technology and expertise, and as a Director and member of the audit committee of Electronic Arts Inc. (NASDAQ: EA), a publicly traded digital interactive entertainment company.
Qualifications, Experience, Attributes and Skills. Ms. Warren’s long experience in operating profitable recurring revenue businesses and driving transformative change in digital operations, consumer marketing, sales and product development at the strategic, operational and financial levels of digital marketing, business operations and corporate governance make her well qualified to serve on the Board of Directors.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED ABOVE USING THE ENCLOSED PROXY CARD.

CORPORATE GOVERNANCE
Meetings and Committees of the Board of Directors
The Board of Directors met ten (10) times during the Company’s fiscal year 2022, which ended April 30, 2022 (“Fiscal 2022”). All directors then in office attended at least 75% of all meetings of the Board of Directors and committees of which he or she was a member.
Based on information supplied to it by the directors, the Board has affirmatively determined that each of Emily C. Chiu, Mario R. Dell’Aera, Jr., Daniel A. DeMatteo, Kathryn Eberle Walker, David G. Golden, Vice Admiral John R. Ryan, Rory D. Wallace and Denise Warren is “independent” under the listing standards of the NYSE, and has made such determinations based on the fact that none of such persons have had, or currently have, any relationship with the Company or its affiliates or any executive officer of the Company or his or her affiliates, that would currently impair their independence, including, without limitation, any such commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship.
The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee.
Audit Committee. The responsibilities of the Audit Committee include, among other duties:
•	overseeing the quality and integrity of our financial statements, accounting practices and financial information we provide to the Securities and Exchange Commission (“SEC”) or the public;
•
reviewing our annual and interim financial statements, the report of our independent registered public accounting firm on our annual financial statements, Management’s Report on Internal Control over Financial Reporting and the disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	selecting and appointing an independent registered public accounting firm;
•	pre-approving all services to be provided to us by our independent registered public accounting firm;
•
reviewing with our independent registered public accounting firm and our management the accounting firm’s significant findings and recommendations upon the completion of the annual financial audit and quarterly reviews;

•	reviewing and evaluating the qualification, performance, fees and independence of our registered public accounting firm;
•	meeting with our independent registered public accounting firm and our management regarding our internal controls, critical accounting policies and practices, and other matters;
•	discussing with our independent registered public accounting firm and our management earnings releases prior to their issuance;
•	overseeing our enterprise risk assessment and management;
•	overseeing our internal audit function;
•	reviewing and approving related party transactions (see “Certain Relationships and Related Transactions” below); and
•	overseeing our compliance program, response to regulatory actions involving financial, accounting and internal control matters, internal controls and risk management policies.
The Board of Directors has adopted a written charter setting out the functions of the Audit Committee, a copy of which is available on the Company’s website at www.bned.com and is available in print to any stockholder who requests it in writing directed to the Company’s Corporate Secretary, Barnes & Noble Education, Inc., 120 Mountain View Blvd., Basking Ridge, New Jersey 07920.
The members of the Audit Committee currently are Mario R. Dell’Aera, Jr. (Chair), Emily C. Chiu, Kathryn Eberle Walker, David G. Golden, Rory D. Wallace and Denise Warren. In addition to meeting the independence standards of the NYSE listing standards, each member of the Audit Committee meets the independence standards established by the SEC for audit committee members and our Corporate Governance Guidelines. The Board of

Directors has also determined that each of Ms. Chiu, Mr. Dell’Aera, Ms. Eberle Walker, Mr. Golden, Mr. Wallace and Ms. Warren is financially literate for purposes of the NYSE listing standards, and Mr. Dell’Aera has the requisite attributes of an “audit committee financial expert” as defined by regulations promulgated by the SEC and that such attributes were acquired through relevant education and/or experience. The members of the Audit Committee then in office met eight (8) times during Fiscal 2022.
Compensation Committee. The responsibilities of the Compensation Committee include, among other duties:
•	setting and reviewing our general policy regarding executive compensation;
•	determining the compensation of our Chief Executive Officer and other executive officers;
•	approving employment agreements for our Chief Executive Officer and other executive officers;
•	reviewing the benefits provided to our Chief Executive Officer and other executive officers;
•	setting and reviewing Director compensation;
•	overseeing our overall compensation structure, practices and benefit plans;
•	administering our executive bonus and equity-based incentive plans;
•
assessing the independence of compensation consultants, legal counsel and other advisors to the Compensation Committee and hiring, approving the fees and overseeing the work of, and terminating the services of such advisors; and

•	participating in succession planning for Chief Executive Officer and other executive officers.
The Board of Directors has adopted a written charter setting out the functions of the Compensation Committee, a copy of which is available on the Company’s website at www.bned.com and is available in print to any stockholder who requests it in writing directed to the Company’s Corporate Secretary, Barnes & Noble Education, Inc., 120 Mountain View Blvd., Basking Ridge, New Jersey 07920.
The members of the Compensation Committee currently are David G. Golden (Chair), Daniel A. DeMatteo, Kathryn Eberle Walker, Vice Admiral John R. Ryan, Jerry Sue Thornton and Rory D. Wallace. All members of the Compensation Committee meet the independence standards of the NYSE listing standards and our Corporate Governance Guidelines and are “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act. The members of the Compensation Committee then in office met five (5) times during Fiscal 2022. The Compensation Committee has engaged Mercer, an independent consulting firm, to provide information, analyses and advice regarding executive compensation and other matters. For further discussion of the nature and scope of the independent compensation consultant’s assignment, see the “Compensation Discussion and Analysis,” “Roles of the Compensation Committee, Management, and our Compensation Consultant in Determining the Compensation of our Named Executive Officers” and “Role of the Compensation Consultant” sections of this Proxy Statement.
Corporate Governance and Nominating Committee. The responsibilities of the Corporate Governance and Nominating Committee include, among other duties:
•	overseeing our corporate governance practices;
•	reviewing and recommending to our Board of Directors amendments to our committee charters and other corporate governance guidelines;
•	reviewing and making recommendations to our Board of Directors regarding the structure of our various Board of Directors committees;
•	identifying, reviewing and recommending to our Board of Directors individuals for election to the Board of Directors;
•	adopting and reviewing policies regarding the consideration of Board of Directors candidates proposed by stockholders and other criteria for Board of Directors membership; and
•	overseeing our Board of Directors’ annual self-evaluation.

The Board of Directors has adopted a written charter setting out the functions of the Corporate Governance and Nominating Committee, a copy of which is available on the Company’s website at www.bned.com and is available in print to any stockholder who requests it in writing directed to the Company’s Corporate Secretary, Barnes & Noble Education, Inc., 120 Mountain View Blvd., Basking Ridge, New Jersey 07920.
The members of the Corporate Governance and Nominating Committee currently are Vice Admiral John R. Ryan (Chair), Emily C. Chiu, Daniel A. DeMatteo, Jerry Sue Thornton and Denise Warren.
The Corporate Governance and Nominating Committee consists entirely of independent directors, each of whom meet the independence requirements set forth in the listing standards of the NYSE and our Corporate Governance Guidelines. The members of the Corporate Governance and Nominating Committee then in office met six (6) times during Fiscal 2022.
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee has ever been an employee of the Company, and none of them had a relationship requiring disclosure in this Proxy Statement under Item 404 of SEC Regulation S-K. None of the Company’s executive officers serve, or in Fiscal 2022 served, as a member of the Board of Directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Company’s Board of Directors or the Company’s Compensation Committee.
Director Qualifications and Nominations
Minimum Qualifications
The Company does not set specific criteria for directors except to the extent required to meet applicable legal, regulatory and stock exchange requirements, including, but not limited to, the independence requirements of the NYSE listing standards and the SEC, as applicable. Nominees for director will be selected on the basis of outstanding achievement in their personal careers, board experience, wisdom, integrity, ability to make independent and analytical inquiries, understanding of the business environment, and willingness to devote adequate time to Board of Directors duties. While the selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, the Corporate Governance and Nominating Committee believes that each director should have a basic understanding of (a) the principal operational and financial objectives and plans and strategies of the Company, (b) the results of operations and financial condition of the Company and of any significant subsidiaries or businesses, and (c) the relative standing of the Company and its businesses in relation to its competitors.
The Company does not have a specific policy regarding the diversity of the Board of Directors. Instead, the Corporate Governance and Nominating Committee considers the Board of Directors’ overall composition when considering director candidates, including whether the Board of Directors has an appropriate combination of professional experience, skills, knowledge and variety of viewpoints and backgrounds in light of the Company’s current and expected future needs. In addition, the Corporate Governance and Nominating Committee also believes that it is desirable for new candidates to contribute to a variety of viewpoints on the Board of Directors, which may be enhanced by a mix of different professional and personal backgrounds and experiences.
Nominating Process
Although the process for identifying and evaluating candidates to fill vacancies and/or reduce or expand the Board of Directors will inevitably require a practical approach in light of the particular circumstances at such time, the Board of Directors has adopted the following process to guide the Corporate Governance and Nominating Committee in this respect. The Corporate Governance and Nominating Committee is willing to consider candidates submitted by a variety of sources (including incumbent directors, stockholders (as described below), Company management and independent third-party search firms) when reviewing candidates to fill vacancies and/or expand the Board of Directors. If a vacancy arises or the Board of Directors decides to expand its membership, the Corporate Governance and Nominating Committee may ask each director to submit a list of potential candidates for consideration. The Corporate Governance and Nominating Committee then evaluates each potential candidate’s educational background, employment history, outside commitments and other relevant factors to determine whether he or she is potentially qualified to serve on the Board of Directors. At that time, the Corporate Governance and Nominating Committee also will consider potential nominees submitted by stockholders, if any, in accordance with the procedures described below, or by the Company’s management and, if the Corporate Governance and Nominating

Committee deems it necessary, retain an independent third-party search firm to provide potential candidates. The Corporate Governance and Nominating Committee seeks to identify and recruit the best available candidates, and it intends to evaluate qualified stockholder nominees on the same basis as those submitted by Board of Directors members, Company management, independent third-party search firms or other sources.
After completing this process, the Corporate Governance and Nominating Committee will determine whether one or more candidates are sufficiently qualified to warrant further investigation. If the process yields one or more desirable candidate(s), the Corporate Governance and Nominating Committee will rank them by order of preference, depending on their respective qualifications and the Company’s needs. The Corporate Governance and Nominating Committee Chair will then contact the preferred candidate(s) to evaluate their potential interest and to set up interviews with the full Corporate Governance and Nominating Committee. All such interviews include only the candidate and one or more Corporate Governance and Nominating Committee members. Based upon interview results and appropriate background checks, the Corporate Governance and Nominating Committee then decides whether it will recommend the candidate’s nomination to the full Board of Directors.
When nominating a sitting director for re-election, the Corporate Governance and Nominating Committee will consider the director’s performance on the Board of Directors and its committees and the director’s qualifications in respect of the criteria referred to above.
Consideration of Stockholder-Nominated Directors
In accordance with its charter, the Corporate Governance and Nominating Committee will consider candidates for election to the Board of Directors at a stockholder meeting if submitted by an eligible stockholder in a timely manner. Any eligible stockholder wishing to submit a candidate for consideration for election at a stockholder meeting should send the following information to the Company’s Corporate Secretary, Barnes & Noble Education, Inc., 120 Mountain View Blvd., Basking Ridge, New Jersey 07920.
•	stockholder’s name, number of shares owned, length of period held, and proof of ownership;
•	name, age and address of candidate;
•
a detailed resume describing, among other things, the candidate’s educational background, occupation, employment history for at least the previous five years, and material outside commitments (e.g., memberships on other Board of Directors and committees, charitable foundations, etc.);

•	a supporting statement which describes the candidate’s reasons for seeking election to the Board of Directors;
•	a description of any arrangements or understandings between the candidate and the Company and/or the stockholder; and
•	a signed statement from the candidate, confirming his/her willingness to serve on the Board of Directors.
Eligible stockholders who do not wish to follow the foregoing procedure but who wish instead to nominate directly one or more persons for election to the Board of Directors must comply with the procedures established by our bylaws. Our bylaws provide that in order to nominate a person for election as a director at next year’s annual meeting, a notice of an intention to nominate one or more directors containing certain information required by the bylaws must be delivered to the Corporate Secretary of the Company. To be timely, whether or not a stockholder wishes to have his or her nominees included in the Company’s proxy materials, the Corporate Secretary of the Company must receive nominations for election to the Board of Directors for its 2023 annual meeting of stockholders at Barnes & Noble Education, Inc., 120 Mountain View Blvd., Basking Ridge, New Jersey 07920 no earlier than May 25, 2023 and no later than June 24, 2023. For more information on stockholder proposals, see “Stockholder Proposals” on page 51.
Additionally, the Corporate Governance and Nominating Committee will consider stockholder nominated candidates if a vacancy arises or if the Board of Directors decides to expand its membership, and at such other times as the Corporate Governance and Nominating Committee deems necessary or appropriate. In any such event, any stockholder wishing to submit a candidate for consideration should send the above-listed information to the Company’s Corporate Secretary, Barnes & Noble Education, Inc., 120 Mountain View Blvd., Basking Ridge, New Jersey 07920.

All of the director nominees identified in this Proxy Statement have been recommended by our Corporate Governance and Nominating Committee to our Board of Directors for re-election. The Corporate Governance and Nominating Committee recommends candidates to the full Board of Directors after receiving input from all directors. The Corporate Governance and Nominating Committee members, other members of the Board of Directors and senior management discuss potential candidates during this search process.
Certain Board of Directors’ Policies and Practices
Corporate Governance Guidelines and Code of Business Conduct and Ethics
The Board of Directors has adopted Corporate Governance Guidelines applicable to the members of the Board of Directors. The Board of Directors has also adopted a Code of Business Conduct and Ethics applicable to the Company’s employees, directors, agents and representatives, including consultants. The Corporate Governance Guidelines and the Code of Business Conduct and Ethics are available on the Company’s website at www.bned.com. Copies of the Corporate Governance Guidelines and the Code of Business Conduct and Ethics are available in print to any stockholder who requests them in writing to the Company’s Corporate Secretary, Barnes & Noble Education, Inc., 120 Mountain View Blvd., Basking Ridge, New Jersey 07920.
Board of Directors Leadership Structure
The roles of CEO and Chairman of the Board were combined following Mr. Huseby’s appointment to the position of CEO, effective September 19, 2017, and Mr. Huseby served as Chairman of the Board until June 23, 2022, when the roles of Chairman of the Board and Chief Executive Officer were separated and Vice Admiral Ryan, who had served as Lead Independent Director, was appointed Chairman of the Board. Because of the separation of the roles of CEO and Chairman of the board, the Board determined to discontinue the role of Lead Independent Director.
In accordance with the Corporate Governance Guidelines, non-management directors meet in executive sessions at every Board of Directors meeting. Independent directors also meet at least once a year in an executive session of only independent directors. Currently, all of the non-management directors are independent directors.
Risk Oversight
The Board of Directors’ primary function is one of oversight. In connection with its oversight function, the Board of Directors oversees the Company’s policies and procedures for managing risk. The Board of Directors administers its risk oversight function primarily through its Committees. Board of Directors Committees have assumed oversight of various risks that have been identified through the Company’s enterprise risk assessment. The Audit Committee reviews the Company’s risk assessment and risk management policies, and the Audit Committee reports to the Board of Directors on the Company’s enterprise risk assessment. The Compensation Committee oversees compensation risk through its review of compensation practices and assessment of the potential impact of those practices on risk-taking.
Communications between Stockholders and the Board of Directors
Stockholders and other interested persons seeking to communicate with the Board of Directors should submit any communications in writing to the Company’s Corporate Secretary, Barnes & Noble Education, Inc., 120 Mountain View Blvd., Basking Ridge, New Jersey 07920. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Company’s Corporate Secretary will forward such communication to the full Board of Directors or to any individual director or directors (including the non-management directors as a group) to whom the communication is directed.
Attendance at Annual Meetings
All Board of Directors members are expected to attend the Company’s annual meetings of stockholders and be available to address questions or concerns raised by stockholders. All of the Board of Directors members then serving attended the 2021 Annual Meeting of Stockholders.

CORPORATE RESPONSIBILITY AND ENVIRONMENTAL, SOCIAL AND GOVERNANCE
Commitment to Responsible Business
BNED’s commitment to responsible business practices is rooted in our purpose – elevating lives through education. Our purpose defines who we are and why we exist. That is why we focus on working in innovative ways to design and deliver solutions that contribute to a sustainable and prosperous future for all.
We are firmly committed to aligning our operations with our school partners’ policies to help them achieve their Environmental, Social and Governance (“ESG”) goals. Over the past decade, we have implemented numerous company-wide initiatives aimed at increasing our environmental, sustainability and social efforts across our business, including environmental-friendly stores, merchandise, shipping, technology and more.
By engaging with stakeholders – including clients, consumers, students, employees and investors – we do our part to improve today’s environmental and societal challenges, better serve our community and simultaneously deliver on our company’s business goals.
Operating in a responsible and sustainable environment is important to our company. As part of our commitment to being responsible corporate citizens, we make it a priority to understand and manage our social, environmental and economic impact on the world around us.
Caring for our People
Our business is about serving people. Our success depends on attracting, developing and retaining talented and highly qualified employees. We are continually investing in resources and creating programs to drive diversity, equity and inclusion, to provide fair and competitive pay and benefits to support our employees’ well-being, and to foster personal growth and career development opportunities.
We are always actively recruiting talented people with a passion for education for our retail stores and corporate offices, including our part-time and seasonal roles and to be a part of our work study/internship program. To find our pool of talent, we network internally and externally via our talent acquisition team, agency partners and current employees who we mobilize as “talent scouts” and brand ambassadors.
We are committed to diversity in the workplace as we believe our company’s talent should reflect the faculty, students and communities we serve on each of our campuses. As we aim to hire a truly diverse overall workforce, we have formed partnerships with Historically Black Colleges and Universities (HBCUs) and are looking to continue developing relationships with veteran agencies and agencies that support individual with disabilities to assist with recruitment of these individuals (as we already do at the local level in Columbia, MO.)
In order to attract and retain our talented employees we know we have to take care of them as they take care of our business. That starts with offering to all employees based on their classification and hours worked benefits that include:
•	Medical and Dental Coverage
•	Life Insurance
•	Short- and Long-Term Disability Plans
•	Paid Time Off
•	Wellness Programs
•	Commuter Benefits
•	401(k) Defined Contribution Plan
•	Employee Assistance Program that includes counseling, convenience services, childcare and eldercare resources, access to legal resources, financial planning, chronic condition support and much more
•	Employee Discounts
•	Remote/hybrid positions for non-store employees
•	Tuition Assistance for all corporate employees and full-time store employees in the role of Assistant Store Manager and above

Investing in Our Employees’ Career Growth
Employee training and development opportunities are critical to our success as we believe they drive our employees’ growth, help develop leaders within our organization and support the schools and customers we serve. We provide robust, ongoing employee training and career development programs through Learning & Development, where employees have access to a library of 75,000 courses for continued development and growth. We are currently implementing an integration between the identified development activities and our Learning Management System to facilitate the identification and completion of training modules intended to help move employees forward in their career development.
Student employees have the opportunity to participate in our Bestseller Management Development Program, an 18-24-month management development course that includes practical, hands-on experience at our campus stores. Upon completion, each student’s credentials, interests and geographic preferences are added to Talent Tracker, our internal talent development platform, making them searchable by all hiring managers who may be looking to fill a specific management position in one of our campus stores across the country. This past year, nearly 200 students started developing their careers through the Bestseller Program nationwide.
As a major employer of Millennials and Generation Z employees, Barnes & Noble College has become an employer of choice among students nationwide and our wholesale and digital segments also offer employment opportunities to students. Our long-time partner, National Retail Federation (“NRF”), also recognizes the importance of the opportunities offered by a career in retail. This year’s NRF’s Retail’s BIG Show featured a live stream of the Student Program. Barnes & Noble College both sponsored and promoted the event, resulting in more than 1,000 students attending the event remotely, developing grassroots support for campus career services and resources in helping prepare students for a professional life after commencement.
All full time and part time employees are eligible for annual performance reviews, and this includes development planning.
Diversity, Equity and Inclusion
At BNED, we are committed to ensuring that all employees can feel a sense of belonging, develop professionally and advance. As an organization built around people, we believe diversity, equity and inclusion enhances all our business goals and the solutions we deliver to our school partners, students, customers and communities.
We have developed a DEI blueprint to help fulfill our company mission and purpose to elevate lives through education and build a stronger sense of belonging by actively engaging employees and collaborating closely with the campuses we serve. We recognize that to affirm mission and values, committing to best practices in DEI will help us be attentive to changing demographics and shifting needs of the organizations and people we serve in order to actively respond and adapt as needed.
Our diversity, equity and inclusion initiatives and programs are managed by our Chief Communications Officer and Chief Human Resources Officer and overseen by our Board of Directors.
As a part of these initiatives, the following is an overview of the steps we have taken over the past year:
•	Developed a DEI statement ensuring our commitment to DEI is clear to our employees and the constituents we serve
•	Created and updated DEI policies as a fundamental element in the way we do business
•	Partnered with Billie Jean King Enterprises (BJKE) on DEI programming and initiatives
•	Distributed a regular cadence of leadership DEI focused communications to all employees
•
Utilized internal channels, including employee newsletters and employee portals, to celebrate cultural themes and employee voices to help drive a greater sense of belonging for all employees across our company

•	Provided DEI learning and development opportunities including training on Diversity Awareness, Inclusive Leadership and Confronting Unconscious Bias
•	Shared monthly thematic posts via our social media channels

•	Provided access to resources and learning and develop opportunities that allow employees to actively participate and feel include in our DEI efforts
•	Partnered with our campus clients to explore new ways to increase our role as a model of diverse and inclusive business operations
•	Promote campus partner activities
•
Created DEI internal programming such as educational webinars, panel discussions and employee round tables focused on topics and themes including Black History Month, Women’s History Month, Asian American Pacific Islander Month, mental health awareness, the LGBTQ+ and allied communities

•
Hosted external webinars featuring partner institutions and industry experts on how to serve the evolving needs of students and their communities. Discussions included equitable access, solutions for the future workforce, how to better serve a diverse student population and student mental health and wellness.

•
Created internal and external events and partner opportunities to celebrate the 50th anniversary of the passing of Title IX. Programming included The Impact of Title IX on Campus Culture an internal educational webinar presented by Womenx.org, a Title IX employee spotlight video series, and featured content in our communications channels. Externally, we hosted 50 Years of Title IX: The Progress, Impact and Promise an external panel discussion featuring experts and advocates from across higher education, created Title IX displays in our stores, created content for social channels and supported campus partner initiatives.

Protecting the Environment
At our core, we are built on sustainability: we are the nation’s largest used textbook wholesaler, as well as a provider of a robust assortment of digital course materials. By facilitating the sale of used and digital textbooks, we help cut down on the production of paper-books and enable a circular economy.
As a trusted partner at colleges and universities nationwide, we are committed to expanding our sustainability practices and integrating them into the programs and philosophy of each campus we serve. Our goal is to reduce negative impacts on the environment by working with our partners, peers and others to promote responsible environmental practices. Over the past decade, we have implemented many company-wide initiatives aimed at increasing our sustainability efforts across operational areas, including environmental-friendly stores, merchandise, shipping, data center design, digital course materials, technology and more.
To meet our school partners’ green goals and vision, our architects can help design LEED-certified buildings. These “low-impact” stores may also feature recycled floor coverings, eco-friendly carpeting, non-toxic paint, mercury-free fluorescent lights, and eco-friendly merchandising fixtures made with recycled particleboard and non-toxic glues.
We incorporate green business practices throughout a number of our offices and warehouse facilities including the use of recycled materials, recycling of all paper, plastic and glass products, replacement of our facilities’ lighting to increase energy efficiency and the utilization of efficient shipping methods that help decrease waste.
In our stores, we are a leader in sourcing vendor partners who are committed to producing sustainable clothing. For instance, we have partnered with one of our key suppliers, L2, to produce both products made from REPREVE fiber, made with sustainable yarn that has a recycled fiber content between 40% to 100% and uses recycled plastic and products made with our new sustainable fabric platform, called REISSUED, which is 100% recycled and uses a combination of upcycled cotton and recycled plastic bottles. We also work with environmentally and socially conscious brands such as Fanatics and Lids that support our commitment to corporate social responsibility and the environment.
To help our customers make environmental-friendly choices in our stores, we offer sustainable products such as reusable water bottles, CFL light bulbs, recycled notebooks, recycled, reusable tote bags, and organic foods and snacks. In addition, approximately 210 of our stores do not use plastic check out bags but instead use our paper check out bags, which are made from 100% recycled fiber, with a minimum of 95% post-consumer content. We also proactively promote reuse and recycling of our bags to consumers.
We ship over $450 million in textbooks and general merchandise purchases annually, which necessitates a large number of shipping cartons. We understand the impact this volume of shipments can have on the environment, so we have addressed the environmental impact of our order receiving and fulfillment in multiple ways. We always try to consolidate orders whether we are sending or receiving the package, we use only cartons that have 35% postconsumer recycled content for every shipment we send, we re-use the boxes, packing materials and pallets many times over, and we work to makes sure all materials including every carton is recycled properly when it can no longer be used.
Lastly, although our business is built on extending the useful life of textbooks, there are times that books can no longer be a part of our system, but we try to ensure that they do not end up in landfills. For unwanted textbooks, we work with Better World Books, an award-winning, for-profit social enterprise and a global e-retailer that collects and sells unwanted used textbooks online matching each purchase with a book donation, Book-for-Book™. For books that have reached the end of their lifetime, we work with a third-party to grind the books down to a pulp that can be beneficially used.
Safeguarding Personal Data
We take the privacy and security of personal information very seriously. Our day-to-day operations are managed by our Chief Information Security Officer (CISO) and Chief Privacy Officer (CPO). The CISO reports to the SVP, Chief Information Officer (CIO); the CPO reports directly to the EVP, Chief Legal Officer, Corporate Secretary (CLO). In addition to direct CLO and CIO interaction with the Board of Directors (BOD), our SVP of Retail/Risk solicits information from the CPO and others to provide compliance updates to the Audit Committee of the BOD.
As set in our Code of Business Conduct & Ethics, we expect all employees to adhere to the laws, regulations, and company policies applicable to the personal or business information that they may process in the course of their employment. Our information security policies and procedures include only using or disclosing personal or business information as needed to fulfill the specific purpose(s) for which such information was collected, not collecting more personal or business information than is necessary and taking care to safeguard the information. All employees must attest to complying with the Code annually. All employees, including part-time employees, who have access to our systems are trained on our procedures upon hire and have a refresher once a year. Some employees are required to take Family Educational Rights and Privacy Act (FERPA) compliance training.
We perform network penetration testing at least annually and application penetration testing at least quarterly on our corporate systems. In the event of a major system or environment change we would do additional testing. We also perform vulnerability scans monthly. All penetration testing and monthly vulnerability scans are done by a third party.
Operating Ethically
Ethical behavior is a core tenet of our Company’s values. We believe that how we operate as a company creates value for all our stakeholders – customers, clients, students, employees, investors and others – and will ultimately contribute to the Company’s long-term business growth and a better world.
We operate a robust ethics and compliance program, which includes regular employee training. If an employee has concern, we have many avenues for them to seek guidance and/or report their concerns. They range from speaking with their manager, the HR department, or another member of our executive team, to utilizing our Talk2Us feature where they can report concerns either online or to an 800 hotline. This allows them to report concerns anonymously and confidentially. BNED also has zero tolerance and will not permit retaliation of any kind against anyone for reporting potential ethics or compliance issues in good faith or for assisting in the investigation of these issues.
Supporting Human Rights & Fair Labor Through our Supply Chain
We are proud of our commitment to apply fair labor practices and we are committed to providing equal opportunity in all aspects of employment. As a member of the Fair Labor Association (FLA), we require vendors who supply products to our stores to adopt the FLA’s Code of Conduct. This requires strict adherence to workers’ rights, including no forced or child labor, a workplace free of discrimination, harassment and/or abuse, a safe and healthy working environment, respect for the workers’ rights to freedom of association and collective bargaining, proper compensation for overtime hours, as well as limiting those hours to not be excessive, and paying workers’ wages and benefits in accordance with the law. We also ask our vendors to adopt their Principles of Monitoring to assure compliance with the Code of Conduct through training and audits. Through our partnership with FLA, our campus communities can be assured that the products sold in our stores were not created using unfair labor practices. To achieve greater transparency, the majority of our vendor partners openly disclose on their websites the factories used to manufacture their products.

Giving Back to the Communities We Serve
We strive to understand and respect the values of the communities where we serve and actively support initiatives in these communities. This commitment is visible in our contributions of financial and volunteer support, from providing annual textbook scholarships, to supporting student clubs and organizations. In addition, every year we donate surplus school supplies to the Kids in Need organization, which distributes merchandise to centers across the country so local teachers can visit and obtain free supplies for students in need.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of shares of Common Stock, as of July 26, 2022, unless otherwise indicated, by each person known by the Company to own beneficially more than five percent of the Company’s outstanding Common Stock, by each director, by each executive officer named in the “Summary Compensation Table” and by all directors and executive officers of the Company as a group. Except as otherwise noted, to the Company’s knowledge, each person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by him, her or it.
Name of Beneficial Owner	Shares Beneficially Owned	Percent of Class (1)
Five Percent Stockholders
Outerbridge Capital Management, LLC(2)	5,132,753	9.81%
Leonard Riggio(3)	4,960,206	9.48%
Dimensional Fund Advisors LP(4)	2,939,058	5.61%
Entities affiliated with Lids Holdings, Inc. and Fanatics Lids College, Inc.(5)	2,768,422	5.29%
Daniel R. Tisch(6)	2,725,000	5.21%

Directors and Named Executive Officers(7)
Michael P. Huseby(8)(9)	989,558	1.86%
Emily C. Chiu(10)	0	*
Mario R. Dell’Aera, Jr.	0	*
Daniel A. DeMatteo(11)	9,216	*
Kathryn Eberle Walker	0	*
David G. Golden	231,304	*
John R. Ryan(11)	32,665	*
Jerry Sue Thornton(11)	9,216	*
Rory D. Wallace(2)	5,132,753	9.81%
Denise Warren	0	*
Thomas D. Donohue(8)(9)	215,552	*
Michael C. Miller(8)(9)	135,552	*
David W. B. Nenke(8)(9)	0	*
Jonathan Shar(8)(9)	85,451	*
All directors and executive officers as a group (14 persons)(12)	7,053,239	13.47%
*	Less than 1%
(1)
Pursuant to SEC rules, shares of our Common Stock that an individual or group has a right to acquire within 60 days pursuant to the vesting of stock options are deemed to be beneficially owned by that individual or group and outstanding for the purpose of computing the percentage ownership of that individual or group, but are not deemed to be outstanding for computing the percentage ownership of any other person or group shown in the table. Footnote (8) sets forth the number of stock options that are included as beneficially owned.

(2)
Based on the Schedule 13D/A filed on June 28, 2022 by each of Outerbridge Capital Management, LLC, Outerbridge Special Opportunities Fund, LP, Outerbridge Special Opportunities GP, LLC and Rory Wallace. These beneficial owners collectively share the power to vote or to direct the vote, and to dispose or to direct the disposition of, the shares. The address of Outerbridge Capital Management, LLC, Outerbridge Special Opportunities Fund, LP, Outerbridge Special Opportunities GP, LLC and Rory Wallace is listed as 767 Third Avenue, 11th Floor, New York, New York 10017.

(3)
Based on the Schedule 13D/A filed on March 30, 2021 by Mr. Riggio, Mr. Riggio’s holdings are comprised of (a) 3,131,848 shares held by Mr. Riggio, of which Mr. Riggio has sole voting and investment power; (b) 732,067 shares held by Mr. Riggio’s wife, Louise Riggio; and (c) 1,096,291 shares owned by The Riggio Foundation, a charitable trust of which Mr. Riggio and Mrs. Riggio are co-trustees. Mr. Riggio and Mrs. Riggio have the power to direct the vote and disposition of the shares owned by The Riggio Foundation. Neither Mr. Riggio nor Mrs. Riggio, nor any of their family members or affiliates, have any pecuniary interest in the Riggio Foundation. The address of Mr. Riggio is in the care of Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011.

(4)	Based on the Schedule 13G/A filed on February 12, 2021 by Dimensional Fund Advisors LP. The address of such persons is listed as Building One, 6300 Bee Cave Road, Austin, Texas 78746.
(5)
Based on the Schedule 13D/A filed on February 14, 2022 by each of Lids Holdings, Inc., Fanatics Leader Topco, Inc., Fanatics Lids College, Inc., FanzzLids Holdings, LLC, Lids Investment Holdings, LLC, Lawrence S. Berger, Thomas H. Ripley, Kynetic F, LLC, and Michael G. Rubin. Lids Holdings, Inc. is the record holder of 1,153,846 shares of Common Stock, and Fanatics Lids College, Inc. is the record holder of 460,730 shares of Common Stock. Lids Holdings, Inc. and Fanatics Lids College, Inc. are indirect subsidiaries of FanzzLids Holdings, LLC (the “JV”). The JV is a joint venture between Lids Investment Holdings, LLC and Fanatics Leader Holdings, LLC. Thomas H. Ripley

and Lawrence S. Berger may be deemed to be beneficial owners of the 1,153,846 shares of Common Stock held of record by Lids Holdings, Inc. and the 460,730 shares held of record by Fanatics Lids College, Inc. in their capacity as controlling managers and members of Lids Investment Holdings, LLC, which is the majority owner of and has managerial control with respect to the JV. Fanatics Leader Topco, Inc. is the record holder of 1,153,846 shares of Common Stock. On account of its share of the ownership of the voting securities of Fanatics Holdings, Inc., which indirectly owns 100% of the outstanding capital stock of Fanatics Leader Topco, Inc., Kynetic F, LLC indirectly owns a controlling percentage of the outstanding voting securities of Fanatics Leader Topco, Inc. Michael G. Rubin is the managing member of Kynetic F, LLC and possesses sole voting and dispositive power over the shares held by Kynetic F, LLC.
(6)
Based on the Schedule 13G/A filed on May 12, 2022 by Daniel R. Tisch, Daniel R. Tisch had sole voting power and sole investment power with respect to 2,725,000 shares of Common Stock of the Issuer, including 1,450,000 shares registered in the name of TowerView LLC, 460 Park Avenue, New York, N.Y. 10022 and 800,000 shares registered in the name of DT Four Partners II, LLC, 655 Madison Avenue, 11th Floor, New York, N.Y. 10065, or 5.2% of the 52,045,951 shares of Common Stock that were outstanding as of March 3, 2022. TowerView LLC and DT Four Partners II, LLC are Delaware limited liability companies the sole manager of which is Daniel R. Tisch.

(7)	The address of all of the officers and directors listed above is in the care of Barnes & Noble Education, Inc., 120 Mountain View Blvd., Basking Ridge, New Jersey 07920.
(8)
Includes for each officer the following stock options that will vest on September 22, 2022, but do not currently have voting rights: Mr. Huseby-284,208; Mr. Donohue-77,510; Mr. Miller-77,510; Mr. Nenke-0; and Mr. Shar-54,258.

(9)	Does not include the following restricted stock units which do not have current voting rights: Mr. Huseby-305,556; Mr. Donahue-111,112; Mr. Miller-111,112; Mr. Nenke-92,594; and Mr. Shar-92,594.
(10)	Does not include 120,187 restricted stock units for which the director has elected to defer receipt and which do not have current voting rights.
(11)	Does not include 152,262 restricted stock units for which the director has elected to defer receipt and which do not have current voting rights.
(12)	Includes an aggregate of 520,614 options that will vest on September 22, 2022 held by officers as a group.

Compensation Discussion and Analysis
This Compensation Discussion and Analysis summarizes the material elements of our compensation program for our named executive officers (“NEOs”). For Fiscal 2022, our NEOs were:
Named Executive Officer	Position
Michael P. Huseby	Chief Executive Officer

Thomas D. Donohue	Executive Vice President, Chief Financial Officer

Michael C. Miller	Executive Vice President, Corporate Development & Affairs, Chief Legal Officer, and Secretary

David W. B. Nenke	Executive Vice President, Consumer Digital and President, Digital Student Solutions (DSS)

Jonathan Shar	Executive Vice President, BNED Retail and President, Barnes & Noble College Bookseller, LLC
Executive Summary
Our executive compensation program is designed to (i) align with our business strategy; (ii) attract, retain, and engage the talent we need to compete in our industry; and (iii) align management with stockholders’ interests. We believe our Compensation Committee has established a compensation program that reflects our businesses, compensation governance best practices and a “pay-for-performance” philosophy.
Compensation and Governance Highlights
What we do
✔	Tie a majority of executive pay to performance-based cash and equity incentives;
✔	Align annual incentive payouts to individual and company-based performance goals;
✔	Vest equity awards over time to promote retention and require a one-year minimum vesting period for equity awards;
✔	Accelerate equity only upon termination of employment following a change in control (double trigger);
✔	Subject incentive compensation (including cash and equity) to a clawback policy;
✔	Require executive officers and directors to meet stock ownership targets and retention guidelines;
✔	Engage with stockholders regarding governance and/or executive compensation issues;
✔	Conduct an annual risk assessment of our executive compensation program; and
✔	Conduct an annual say-on-pay vote.
What we don’t do
✘	Pay current dividends or dividend equivalents on unearned performance shares and unvested restricted stock units;
✘	Permit option repricing without stockholder approval;
✘	Provide significant perquisites;
✘	Pay tax gross-ups to executives;
✘	Provide supplemental executive retirement benefits; or
✘	Permit hedging for any employee or, without the approval of the Audit Committee, pledging by executive officers or directors.

Continuous Improvement in our Compensation Plans
The Compensation Committee continues to review and refine the Company’s executive compensation program to further align pay with Company performance and to ensure the integrity of the Company’s executive compensation program. The Compensation Committee considered the “say-on-pay” stockholder advisory vote held in September 2021 to be supportive of the Company’s pay practices. Approximately 97.9% of stockholder votes cast were in favor of the executive officer compensation as described in our 2021 proxy statement. The Company regularly engages with its top five non-institutional holders and has engaged or offered to engage with all significant stockholders. Several of our executive officers and directors, including the Chief Executive Officer, the Chief Financial Officer, the Chief Legal Officer, the lead independent director and the chairperson of the Compensation Committee are involved in these discussions. The majority of discussions with stockholders during Fiscal 2022 were focused on updates on the execution of the Company’s strategy. Over the past few years, the Compensation Committee has been responsive to concerns raised by the stockholders and have made adjustments to the compensation program accordingly. The reaction to these changes from stockholders generally has been favorable.
Stockholders Were Concerned About		How We Addressed Their Concerns
•	Alignment between Company performance, compensation and run rate	•
In Fiscal 2022 granted to the NEOs 50% of the long-term equity incentives in the form of time-based restricted stock units (“RSUs”); 25% in the form of fair market value stock options, and 25% in the form of stock options with an exercise price above the fair market value of the shares of common stock on the date of grant (“premium priced stock options”)

•	No stock ownership guidelines for executive officers	•	Adopted stock ownership guidelines for executive officers (in addition to the existing guidelines for directors); only fully vested and owned shares count toward ownership requirement

•	Clawback provisions only applied to equity awards	•	Adopted a compensation recoupment policy (“clawback policy”) that applies to all incentive compensation (cash and equity)

•	Discretionary bonuses for executive officers	•	No portion of the Annual Incentive Plan is discretionary
Recent Compensation Decisions for Fiscal Year 2023
The Compensation Committee continues to review our executive compensation program to balance the need to retain and motivate the management team during a challenging period for the Company, and address stockholder concerns regarding alignment between pay and performance and dilution and run rate issues. Examples of recent decisions include the following:
•
In June 2022, the Company and Mr. Huseby agreed to amend the terms of Mr. Huseby’s employment agreement effective September 1, 2022. The amended employment agreement extends the term of the agreement to September 20, 2023, reduces Mr. Huseby’s annual target bonus from 125% to 100% of his base salary and reduces severance payments payable upon termination. See the more detailed description under in the “Employment Arrangements-General Provisions.”

•
The annual equity awards granted to executive officers and directors in June 2022 for Fiscal 2023 were made based on the same number of underlying shares of Common Stock as awards made in Fiscal 2022, reducing the grant date fair value of such awards, to mitigate run rate and dilution.

•
Because of the unpredictable and negative impact COVID-19 has had on the operations of the Company over the past two fiscal years and the continuing uncertainty for Fiscal 2023, in order to maintain key executives in critical roles during this period, in July 2022, the Company entered into a retention agreement with each of Messrs. Donohue, Miller, Nenke and Shar pursuant to which the Company will pay a cash retention bonus to each such Named Executive Officer in the following amounts: (i) $300,000 to

Mr. Donohue; (ii) $300,000 to Mr. Miller; (iii) $200,000 to Mr. Nenke; and (iv) $300,000 to Mr. Shar. The retention bonuses will be payable as follows: (i) fifty percent (50%) of such bonus becoming due on December 1, 2022, and (ii) the remaining fifty percent (50%) becoming due on June 1, 2023.
Highlights of Fiscal 2022 Company Performance
The Company continued to face transformational and challenging trends in the higher education market, including those attributable to COVID-19, which impacted both the Fall and Spring Terms. Fiscal 2022 results were significantly impacted by the COVID-19 pandemic and new COVID-19 variants, as both Fall and Spring academic terms were disrupted. Many schools adjusted their learning models, restricted on-campus activities in response to the variants, including the continuation of virtual/remote learning models to curtail on-campus classes and activities due to health and safety concerns. While many athletic-conferences resumed sporting activities during Fiscal 2022, fan attendance at games was restricted or eliminated, which further impacted sales from the Company’s high-margin general merchandise offerings. In addition, year-over-year sales were impacted by COVID-19 related enrollment declines and fewer international students in higher education. Given this landscape, the following are Company financial and operational performance highlights for Fiscal 2022.
Financial highlights for Fiscal 2022
•	Consolidated fiscal year sales of $1,531.4 million increased 6.8% as compared to the prior year.
•	Consolidated fiscal year GAAP net loss was $(68.9) million, compared to a restated* $(139.8) million in the prior year.
•	Consolidated fiscal year non-GAAP Adjusted EBITDA was $(4.8) million, compared to $(65.6) million in the prior year.
•	Consolidated fiscal year non-GAAP Adjusted Earnings was $(55.6) million, compared to a restated* $(96.5) million in the prior year.
*
The Company identified certain out of period adjustments related primarily to income tax benefit, and restructuring and other charges, for the 52 weeks ended May 1, 2021. The adjustments increased our fiscal year 2021 reported net loss by $8.0 million but did not have an impact on our non-GAAP Adjusted EBITDA, cash flows or liquidity. Refer to Note 2. Summary of Significant Accounting Policies to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended April 30, 2022.

For a reconciliation of Adjusted EBITDA and Adjusted Earnings to net income (loss) and discussion of the Company’s use of these non-GAAP measures, please refer to page 54 of the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2022.
Operational highlights for Fiscal 2021
•	76 campus stores utilized BNC’s First Day® Complete courseware delivery program during the 2022 Spring Term, representing approximately 380,000* in total undergraduate student enrollment.
•
112 campus stores are committed to utilize BNC’s First Day® Complete courseware delivery program during the 2022 Fall Term, representing approximately 547,000* in total undergraduate student enrollment, a growth rate of 85% over Fall 2021 based on undergraduate student enrollment.

•	BNC’s First Day® Complete revenue increased over 5x to $106 million and BNC’s First Day® by Course revenue increased 24% to $128 million.
•	DSS revenue grew 30% to $35.7 million, with Bartleby® revenue growing approximately 40%.
•
Continued to attract new clients and generate new business growth, signing 92 new physical and virtual bookstores for estimated first year annual sales of approximately $128 million, or $102 million on a net basis.

•	Barnes & Noble Education was ranked as the #1 Most Trusted Company by Newsweek in the Retail industry category and the only education company included in the final list of 32 retail companies.
*	As reported by National Center for Education Statistics (NCES)

Pay and Performance Alignment in Fiscal 2022
Annual incentives for NEOs for Fiscal 2022 were awarded based on Company EBITDA (earnings before interest, taxes, depreciation and amortization adjusted for certain items) performance relative to a pre-defined target level, and, for Mr. Nenke, a portion was based on DSS EBITDA. As described below in more detail, our Fiscal 2022 Company EBITDA performance was 0% of target, which yielded a payout factor of 0% of the target award allocated to the Company goal, and DSS EBITDA was 125% of target, which yielded a payout of 125%. In determining individual NEO awards, the Compensation Committee also established individual performance goals. As a result of the Company’s Fiscal 2022 results, management recommended to the Compensation Committee that no bonuses would be paid in connection with the achievement of individual performance goals. Accordingly, the named executive officers and other members of senior management received no bonuses associated with achievement of their individual performance goals.
Fiscal 2022 equity grants for the executive officers were delivered in a combination of RSUs, which accounted for 50% of the target award amount for the NEOs, and stock options, which accounted for 50% of the target award for the NEOs. The stock option awards were split between options with an exercise price of $10.80, which equal to fair market value on the date of grant, and stock options with an exercise price of $13.30, which represents a premium of approximately 23% on the fair market value of the Company’s common stock on the date of grant. The Compensation Committee believes the mix of awards provides a strong link between the Company’s financial performance and executive compensation, aligns executives with the Company’s stockholders and provides an important retention tool. The Committee determined that performance shares that have been historically used would not be effective given the continued challenge to forecast goals for multi-year periods. The RSUs will vest in equal one-third increments on the first, second and third anniversary of the grant date. The stock options will vest in equal one-quarter increments on the first, second, third and fourth anniversary of the grant date.
Compensation Philosophy and Objectives
We are engaged in a very competitive and rapidly changing industry, and our success depends on our ability to attract, motivate and retain qualified executives. Accordingly, the Compensation Committee aims to create total compensation packages that are competitive with programs offered by other companies with which we compete for talent. At the same time, our Compensation Committee believes that a significant portion of the compensation paid to our executive officers should be tied to our performance, execution of our strategic plan and the value we create for stockholders.
The Compensation Committee’s objectives are to:
•	attract, retain, and motivate talented executives responsible for the success of our organization;
•	provide compensation to executives that is externally competitive, internally equitable, performance-based, and aligned with stockholder interests; and
•
ensure that total compensation levels are reflective of company and individual performance and provide executives with the opportunity to receive above-market total compensation for exceptional business performance.

Compensation Market References
In establishing compensation for Fiscal 2022, the Compensation Committee worked with Mercer, its compensation consultant, to develop a peer group for the Company and review executive compensation against that peer group. In support of its compensation philosophy, the Compensation Committee reviews the following: (a) base salary; (b) target short-term incentive; (c) target total cash compensation; (d) actual total cash compensation; (e) target or grant date fair value of long-term incentive; and (f) target total direct compensation. Executives are matched to market positions based on titles, responsibilities and contributions to the Company. The Compensation Committee reviewed compensation among the peer group companies to determine the competitiveness of pay levels and pay mix for executives. Although no other public companies are directly comparable to the Company and its businesses, the Compensation Committee considers the Company’s competitors for executive talent to be companies engaged in retail and education services. Our peer group, which is reviewed annually, includes companies that are similar in size to the Company based on revenues and market capitalization and also companies with overlapping business model characteristics (e.g., education / technology focus, combination of products and services, strong relationships with business partners, go-to-market strategy, and geographic footprint) as follows:
Adtalem Global Education Inc.	John Wiley & Sons, Inc.
American Eagle Outfitters, Inc.	K12 Inc.
Bright Horizons Family Solutions Inc.	Lands’ End, Inc.
Chegg, Inc.	Scholastic Corporation
Express, Inc.	Urban Outfitters, Inc.
In Fiscal 2022, Houghton Mifflin Harcourt Company and Meredith Corporation were both acquired and removed from the peer group and Express, Inc. and 2U, Inc. were added. The Committee reviews the peer group annually and will continue to consider the Company’s current size and strategic direction in its review.
	Total Revenue(1) (LTM, $M)	Market Cap (as of 4/29/22, $M)
Peer Group Median	$1,637	$2,277
Barnes & Noble Education, Inc.	$1,531	$158
(1)	Data as reported by S&P Capital IQ.
However, peer group compensation is just one factor that is considered in determining compensation levels for our executive officers. We also consider: (a) the Company’s business performance; (b) each executive officer’s job responsibilities, experience and prior performance; (c) relative compensation among our executive officers; (d) industry-wide business conditions; and (e) the recommendations of our Chief Executive Officer (in the case of Messrs. Donohue, Miller, Nenke and Shar).

Overview of Compensation Program Design
Elements of Pay
Our compensation structure is primarily composed of base salary, performance-based annual incentive compensation and performance-based and time-vested long-term equity incentives. The mix of Fiscal 2022 target total direct compensation was as follows:

Note that Target Annual Incentive reflects Fiscal 2022 target opportunity, and stock options (“Options”) and RSUs reflect Fiscal 2022 grant date value.
Base Salary
We pay our NEOs a base salary to provide them with a guaranteed minimum compensation level for their services. An NEO’s base salary is determined by evaluating the external competitive marketplace, internal equity and individual contributions.
Named Executive Officer	Base Salary in Fiscal 2022	Base Salary in Fiscal 2023	Percentage Change
Michael P. Huseby	$1,100,000	$1,100,000	0%
Thomas D. Donohue	$600,000	$600,000	0%
Michael C. Miller	$600,000	$600,000	0%
David W. B. Nenke	$550,000	$550,000	0%
Jonathan Shar	$550,000	$550,000	0%
Performance-Based Annual Incentive Compensation
Each of Messrs. Huseby, Donohue, Miller, Nenke and Shar were granted performance-based annual incentive compensation opportunities. The target award under the Annual Incentive Plan is expressed as a percentage of base salary as set forth in the table below. For Messrs. Huseby, Donohue and Miller, the individual Annual Incentive Plan payouts were based 75% on Company performance as measured by Company EBITDA and 25% on individual performance goals and for Mr. Shar 50% on Company EBITDA and 50% on individual performance goals. For Mr. Nenke, the individual Annual Incentive Plan payout was based 30% on Company EBITDA, 20% on DSS EBITDA, and 50% on individual performance goals. Individual performance goals are closely linked to the Company’s business and strategic objectives and reflect the executive’s scope of responsibility, as noted below. Participants had the opportunity to earn up to 150% of the Company EBITDA component and between 50% and 150% of the individual performance goal components established for each of them.
Named Executive Officer	Annual Target as Percentage of Salary
Michael P. Huseby	125%
Thomas D. Donohue	85%

Named Executive Officer	Annual Target as Percentage of Salary
Michael C. Miller	85%
David W. B. Nenke	85%
Jonathan Shar	85%
Fiscal 2022 Performance Targets and Actual Results. The chart below shows the payout scale on which the Company EBITDA portion of the individual annual incentive target compensation was based.
Company EBITDA Performance Range (Min.-Max, in Millions)	Payout Percentage (% of Target Payout)
$0	0%
$0 - $24.4	50-100%*
$24.5 - $25.4	100%
$25.5 - $39.9	100-150%*
$40.0 --	150%
*	Payout percentage is interpolated for results within range.
The chart below shows the target and actual Company EBITDA results for Fiscal 2022 and actual results as a percentage of target results and target pay. Based on actual Company EBITDA, the NEOs earned a payout of 0% of the Company EBITDA component.
	Target ($) (in millions)	Actual ($) (in millions)	% Target Achieved	% Target Payout
Company EBITDA *	$24.5	$(4.8)	0%	0%
*
Company EBITDA is used in our compensation programs and is presented in order to show the correlation between these financial measures and compensation to our NEOs. Both target Company EBITDA and actual Company EBITDA were determined by using Adjusted EBITDA, as calculated and reported in the Company’s SEC filings. The Compensation Committee chose Company EBITDA as a performance measure because it is the measure management reviews internally to evaluate the Company’s performance and manage its operations. For a reconciliation of Adjusted EBITDA to net income and discussion of the Company’s use of Adjusted EBITDA, please refer to page 54 of the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2022.

Fiscal 2022 Individual Performance Results and Incentive Payouts. Our Compensation Committee established the individual performance goals for each of the NEOs as described below, and the goals for each individual were weighted equally. The Compensation Committee reviewed and rated the level of achievement for each goal as indicated below. Although the Committee determined that each of our NEOs had achieved at least a portion of his individual performance goals, based on the recommendation of management, the Committee did not pay out any amounts to the NEOs because of the Company’s overall performance for the fiscal year.
Mr. Huseby. Mr. Huseby’s individual performance goals were (1) talent retention and acquisition of senior management (100%), (2) client service (100%), (3) investor relations (50%), and (4) culture and governance (50%).
Mr. Donohue. Mr. Donohue’s individual performance goals were (1) liquidity management (0%), (2) report to Board on analysis of retail store profitability (100%), (3) cost management (100%) and (4) shareholder and key banking relationships (100%).
Mr. Miller. Mr. Miller’s individual performance goals were (1) corporate governance, shareholder relations and public company reporting (100%), (2) corporate development, new business and client satisfaction related to the FLC transaction (100%); and (3) supervising human resources function, including talent retention and acquisition, culture building, and coordinating search for new a new CHRO (100%).
Mr. Nenke. Mr. Nenke’s individual performance goals were (1) increasing revenue of Student Brands (100%), (2) increasing revenue of Bartleby (0%), (3) increasing number of Bartleby subscribers (0%), and (4) increasing retention rate of Bartleby subscribers (0%).
Mr. Shar. Mr. Shar’s individual performance goals were (1) generating new business contracts (100%), (2) retail store profit analysis and remediation plan (100%), (3) contract renewals (100%), (4) First Day roll out (100%), and (5) cost control measures relating to store payroll and contract expense (100%).

Fiscal 2022 Performance-Based Annual Incentive Compensation Payment Amounts. Set forth below is a table showing target, maximum and actual Fiscal 2022 performance-based annual incentive compensation for our NEOs.
Named Executive Officer	Company EBITDA/ Individual Weighting	Target Annual Incentive ($)	Maximum Annual Incentive ($)	Actual Company EBITDA Payout	DSS Payout	Actual Individual Performance Payout	Actual Total Payout	Total Payout as a % of Target
Michael P. Huseby	75%/25%	$1,375,000	$2,062,500	$—	N/A	$—	$—	0%
Thomas D. Donohue	75%/25%	$510,000	$765,000	$—	N/A	$—	$—	0%
Michael C. Miller	75%/25%	$510,000	$765,000	$—	N/A	$—	$—	0%
David W. B. Nenke	30%/20%/50%(1)	$467,500	$702,000	$—	$116,875	$—	$116,875(1)	25%
Jonathan Shar	50%/50%	$467,500	$702,000	$—	N/A	$—	$0	0%
(1)	For Mr. Nenke, the individual Annual Incentive Plan payout was based 30% on Company EBITDA, 20% on DSS EBITDA, and 50% on individual performance goals. DSS EBITDA was achieved at the maximum level.
The performance-based annual incentive awards earned by our NEOs under the annual incentive plan for Fiscal 2022 are set forth in the “Summary Compensation Table” on page 37. The threshold, target and maximum incentive award opportunities for each of our NEOs for Fiscal 2022 are set forth in the “2022 Grants of Plan-Based Awards Table” on page 38.
Long-Term Equity Incentives
Long-term equity incentives are a critical component of the Company’s compensation program. They are designed to promote the Company’s long-term financial interests and growth, to attract, motivate, and retain key employees, and to align the interests of management with those of the Company’s stockholders. The Company grants long-term equity incentive awards under the Company’s Equity Incentive Plan (the “Equity Incentive Plan”), which is administered by the Compensation Committee. The Compensation Committee reviews, discusses and approves the types and number of awards made to senior management, including the NEOs, and approves the terms, conditions and limitations applicable to each award. The Committee delegates authority to the CEO, within pre-established limitations, to make awards to newly-hired employees or current employees who are not executive officers. Equity awards are generally granted in connection with the June Compensation Committee meeting.
In Fiscal 2022, the Compensation Committee established a target long-term incentive amount for each of the NEOs denominated in dollars. The Compensation Committee determined to make awards with a mix of RSUs, fair market value exercise price options and premium exercise options, which accounted for 50%, 25% and 25% of the target award amount, respectively.
Performance Share Units. The Compensation Committee has, in the past, used performance share units in the design of the compensation program. However, given the ongoing impact of the COVID-19 pandemic, the Compensation Committee has not granted performance share units in Fiscal 2021 or Fiscal 2022. Performance share units are earned and settled for shares of common stock if and only to the extent that certain pre-established performance goals are met for a two-year performance period. The performance shares granted in June 2019, which covered the fiscal 2020 and 2021 performance period, were earned at a 46% of target. The performance shares were subject to a one-year holding period and vested in June 2022.

Stock Options. Because of the decision to not award performance shares due to the lack of visibility and ability to establish performance goals, in order to incentivize executives and align their interests with that of stockholders, the Compensation Committee determined to award 50% of the target equity amount in the form of stock options, including stock options that have a premium exercise price that was approximately 23% higher than the trading price of the Common Stock on the date of grant.
Named Executive Officer	Fair Market Value Options(1)	Premium Options(2)	RSUs	Aggregate Award Target ($)
Michael P. Huseby	130,580	141,200	152,778	$3,300,000
Thomas D. Donohue	47,484	51,346	55,556	$1,200,000
Michael C. Miller	47,484	51,346	55,556	$1,200,000
David W.B. Nenke	39,570	42,788	46,297	$1,000,000
Jonathan Shar	39,570	42,788	46,297	$1,000,000
(1)	The fair market value options have an exercise price of $10.80, the fair market value of the Common Stock on the date of grant.
(2)	The premium options have an exercise price of $13.30.
Other Components of Compensation
401(k) Plan. Each of our NEOs is entitled to participate in our tax-qualified defined contribution 401(k) plan on the same basis as all other eligible employees. The 401(k) plan provides our employees, including our NEOs, with a way to accumulate tax-deferred savings for retirement. The Company matches the contributions of participants, subject to certain criteria. Under the terms of the 401(k) plan, as prescribed by the Code, the contribution of any participating employee is limited to the lesser of 75% of annual salary before taxes or a maximum dollar amount ($20,500 for 2022), subject to a $6,500 increase for participants who are age 50 or older. As a result of the COVID-19 pandemic, in April 2020, upon the recommendation of management, the Compensation Committee suspended the Company’s 401(k) plan match for the remainder of Fiscal 2021. On July 25, 2021, the Compensation Committee approved the reinstatement of the Company’s 401(k) plan match, effective July 1, 2021. The amount of the Company’s matching contributions for each of our NEOs is set forth in footnotes to the “Summary Compensation Table” on page 37. We do not provide supplemental executive retirement benefits.
Limited Perquisites and Other Compensation. The Company’s NEOs are entitled to only the limited perquisites set forth in their employment agreements or letters and disclosed in the footnotes to the “Summary Compensation Table” on page 37.
Severance and Change of Control Payments and Benefits. The Company has an employment agreement with Mr. Huseby and each of Messrs. Donohue, Miller, Nenke and Shar have employment letter agreements that contain severance and change in control benefits. The agreements provide for certain severance payments and benefits upon termination of employment by the Company without cause or by the NEO for good reason (including upon termination within two years following a change of control). The triggering events that would result in the severance payments and benefits and the amount of those payments and benefits are intended to provide our NEOs with financial protection upon loss of employment and to support our executive retention goals and enable our NEOs to focus on the interests of the Company in the event of a potential change of control. Equity awards are subject to a “double-trigger” and vesting will only be accelerated if there is a termination of employment without “cause” or for “good reason” following a change of control. The Company does not pay any tax gross-ups in connection with the severance payments. The Compensation Committee believes that the terms of the employment agreements, including triggering events and amounts payable, are competitive with severance protection being offered by other companies with whom we compete for highly qualified executives. The compensation that could be received by each of our NEOs upon termination or change of control is set forth in the “Potential Payments Upon Termination or Change of Control Table” on page 42. The material terms of these agreements, as in effect for Fiscal 2022, are described in the “Narrative to the Summary Compensation Table” and the “Grants of Plan-Based Awards Table-Employment Arrangements with the Named Executive Officers.”

Governance Policies
Executive Incentive Compensation Clawback Policy
The Board of Directors has adopted the Executive Incentive Compensation Clawback Policy (the “Clawback Policy”). The Clawback Policy allows the Compensation Committee to take action to recover incentive compensation from certain key employees, including executive officers, in the event that the Company is required to prepare an accounting restatement due to material noncompliance with financial reporting requirements. The Clawback Policy only applies to incentive-based compensation paid in excess of what would have been paid or granted under the circumstances reflected by such restatement, and applies irrespective of the responsibility of the key employee for the accounting restatement. The Clawback Policy applies to all Section 16 officers and covers all incentive-based compensation (including cash and equity) paid or granted after adoption of the policy.
Prohibition on Hedging and Pledging Transactions
The Company’s Insider Trading Policy prohibits employees, including directors and executive officers, from hedging their ownership of Company stock, including selling Company stock short, buying or selling puts or calls or other derivative instruments related to Company stock. Directors and executive officers are also prohibited from pledging Company stock, purchasing Company stock on margin or incurring any indebtedness secured by a margin or similar account in which Company stock is held, without prior approval of the Audit Committee.
Executive Stock Ownership Guidelines
In September 2021, the Compensation Committee amended the executive stock ownership guidelines based on a multiple of annual base salary as follows: Chief Executive Officer-five times; all other NEOs-two times; and all other Section 16 officers-one time (“Stock Ownership Target”). Officers are required to retain 50% of net after-tax shares earned from equity grants until the Stock Ownership Target is met; provided, however, if an officer has not met the Stock Ownership Target within five years of becoming subject to the guidelines, officers are required to retain 100% of the net after-tax shares earned from equity grants. Only vested and fully-owned shares owned by an officer directly or indirectly through the 401(k) plan, immediate family members or trusts or similar arrangements count toward the Stock Ownership Targets. The Compensation Committee reviews progress toward the Stock Ownership Targets annually. Although none of the named executive officers have met the Stock Ownership Targets, each is making satisfactory progress toward achieving the target.
Compensation Policies and Practices as Related to Risk Management
With the assistance of its compensation consultant, the Compensation Committee conducted its risk assessment of the Company’s incentive compensation plans covering employees. The Compensation Committee evaluated the levels of risk-taking to determine whether they are appropriate in the context of the Company’s strategic objectives, the overall compensation arrangements, and the Company’s overall risk profile. The Compensation Committee believes the following elements of the Company’s executive compensation program mitigate potential risks:
•	a balance among short- and long-term incentives; cash and equity-based compensation; and fixed and variable pay;
•	multiple performance metrics;
•	the Clawback Policy;
•	the “Stock Ownership Guidelines” and holding guidelines;
•	the Company’s anti-hedging and pledging policies; and
•	limited change-in-control benefits.
The Compensation Committee concluded the Company has a balanced pay-for-performance executive compensation program that does not encourage excessive risk-taking and the Company does not maintain compensation policies and practices that are reasonably likely to have a material adverse effect on the Company.
Tax and Accounting Considerations
The overriding consideration when evaluating the pay level or design component of any portion of our executives’ compensation is the effectiveness of the pay component and the shareholder value that management and the Compensation Committee believe the pay component reinforces. In structuring the compensation for our NEOs, our Compensation Committee will review a variety of factors, including the possible tax and accounting consequences applicable to the Company or its executives. In particular, section 162(m) of the Internal Revenue Code limits our ability to deduct remuneration paid to our executives exceeding $1 million. However, this is not the driving or most influential factor and the Compensation Committee has approved in the past and specifically reserves the right to pay or approve nondeductible compensation currently and in the future.
Roles of the Compensation Committee, Management, and our Compensation Consultant in Determining the Compensation of our Named Executive Officers
Roles of the Compensation Committee and Management
The Compensation Committee is responsible for establishing, implementing and overseeing our compensation program, and reviews and approves our compensation philosophy and objectives. The Compensation Committee also annually reviews and approves annual base salary levels, annual incentive opportunity levels, long-term incentive opportunity levels, employment and severance agreements and any special or supplemental benefits for each of the NEOs and any other executive officers, Section 16 officers and employees of the Company earning a base salary of $400,000 or more.
The compensation of our Chief Executive Officer is determined by the Compensation Committee in executive session. The Chief Executive Officer reviews the performance of each of our other executive officers and makes compensation recommendations to the Compensation Committee. The Compensation Committee considers all key elements of compensation separately and also reviews the full compensation package of each executive officer.
Role of the Compensation Consultant
The Compensation Committee has retained Mercer, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., to assist with the committee’s responsibilities related to the Company’s executive compensation program and the director compensation program. Mercer’s engagement by the Compensation Committee includes reviewing and recommending the structure of our compensation program and advising on all significant aspects of executive compensation, including base salaries, annual incentives and long-term equity incentives for executives. At the request of the Compensation Committee, Mercer collects relevant market data to allow the Compensation Committee to compare components of our compensation program to those of our peers, provides information on executive compensation trends and implications and makes other recommendations to the Committee regarding our executive compensation program. Our management, Chief Executive Officer (on certain occasions), Senior Vice President, Human Resources, Chief Legal Officer and the chair of the Compensation Committee, meet with representatives of Mercer before Compensation Committee meetings.
In making its final decisions regarding the form and amount of compensation to be paid to the executives, the Compensation Committee considers the information gathered by and recommendations of Mercer. Mercer’s fees for executive and director compensation consulting to the Compensation Committee in Fiscal 2022 were approximately $223,871. The Company also paid Marsh & McLennan Companies, Inc., the parent company of Mercer, for insurance brokerage services totaling approximately $435,840. The Compensation Committee has assessed the independence of Mercer taking into account the following factors identified by the SEC and NYSE as bearing upon independence: (i) Mercer’s provision of other services to the Company; (ii) the fees Mercer received for such services as a percentage of the revenues of Marsh & McLennan, Mercer’s parent; (iii) the policies and procedures of Mercer that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the Mercer consultants with a member of the Compensation Committee; (v) any of our stock owned by the Mercer consultants; and (vi) any business or personal relationship of the Mercer consultants or Mercer with any of our executive officers. The Compensation Committee concluded that no conflict of interest exists with respect to its engagement of Mercer.

Compensation Committee Report
The Compensation Committee reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee as of that date recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Compensation Committee

David G. Golden, Chair Daniel A. DeMatteo John R. Ryan Jerry Sue Thornton
Pay Ratio 2022
The Company is required to provide the ratio of the annual total compensation of the Company’s CEO to the annual total compensation of its median employees under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The pay ratio information provided below is a reasonable estimate calculated in a manner consistent with Item 402(u) of SEC Regulation S-K.
For Fiscal 2022, the annual total compensation of our median employee, excluding our CEO, was $7,528 and the annual total compensation of our CEO was $4,314,717. Accordingly, the ratio of the CEO’s annual total compensation to the annual total compensation of our median employee was 573:1.
To determine our median employee, the Company used the employee population of 9,774 on the final day of the payroll year, April 30, 2022. Temporary, seasonal, and part-time employees make up 70% of the Company’s total population and on average work less than 15 hours per week. As permitted under SEC rules, we excluded employees in India as de minimis. We used cash compensation (base salary, overtime and cash bonuses paid during Fiscal 2022) to determine the median employee in our population.
When we include only our full time “permanent” staff as of April 30, 2022, our median employee’s annualized total compensation was $42,797 for Fiscal 2022. Under this calculation, the CEO pay ratio is 101:1. We believe this is a more representative indication of how our CEO pay compares to that of our workforce. (Note this population totals 2,896).
The SEC rules do not specify a single methodology for identifying the median employee or calculating the CEO pay ratio. Since other companies use different assumptions, adjustments, or estimates in their own calculation, disclosure and methodology is inconsistent across companies. Therefore, our CEO pay ratio is not comparable to another company’s CEO pay ratio. We believe our information and pay ratio calculation is a reasonable good faith estimate, based on our methodology and SEC rules as required for disclosure.

EXECUTIVE COMPENSATION
Unless otherwise stated, the compensation tables included in this section reflect amounts paid or payable or awards granted to our NEOs by the Company under the Company’s compensation plans and programs during Fiscal 2020, Fiscal 2021 and Fiscal 2022.
Summary Compensation Table
Name and Principal Position	Fiscal Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Michael P. Huseby Chief Executive Officer	2022	$1,100,000	$—	$1,650,002	$1,877,394	$—	$38,710	$4,666,106
	2021	$1,031,250	$—	$1,260,976	$1,625,673	$290,000	$26,271	$4,234,170
	2020	$1,089,423	$—	$1,979,996	$—	$247,500	$37,040	$3,353,959
Thomas D. Donohue Executive Vice President, Chief Financial Officer	2022	$600,000	$—	$600,005	$682,695	$—	$8,892	$1,891,592
	2021	$557,693	$—	$343,903	$443,365	$175,000	$1,855	$1,521,816
	2020	$500,000	$—	$329,994	$—	$42,500	$12,670	$885,164
Michael C. Miller Chief Legal Officer and Executive Vice President, Corporate Development & Affairs, and Secretary	2022	$600,000	$—	$600,005	$682,695	$—	$7,970	$1,890,670
	2021	$557,693	$—	$343,903	$443,365	$175,000	$1,470	$1,521,431
	2020	$500,000	$—	$329,994	$—	$42,500	$1,470	$873,964
David W. B. Nenke Executive Vice President, Consumer Digital and President, Digital Student Solutions	2022	$550,000	$—	$500,008	$568,910	$116,875	$8,720	$1,744,513
	2021	$74,038	$—	$303,541	$—	$—	$200	$377,779
	2020	$—	$—	$—	$—	$—	$—	$—
Jonathan Shar Executive Vice President, BNED Retail	2022	$550,000	$—	$500,008	$568,910	$—	$8,277	$1,627,195
	2021	$526,923	$—	$447,073	$310,355	$160,000	$1,778	$1,446,129
	2020	$400,000	$—	$209,998	$—	$30,000	$12,670	$652,668
(1)	This column represents base salary earned during each fiscal year.
(2)
This column represents, with respect to Fiscal 2022 and 2020, RSUs, and with respect to Fiscal 2021, cash-settled phantom shares. The grant date fair value of stock awards granted computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718, Compensation-Stock Compensation (“ASC 718”). The stock awards value is determined to be the fair market value of the underlying Company shares on the grant date, which is determined based on the closing price of the Company’s Common Stock on the grant date. These amounts reflect an estimate of the grant date fair value and may not be equivalent to the actual value recognized by the NEO.

(3)	This column represents the dollar value of options granted at the average fair value price.
(4)	This column represents the dollar value of performance-based annual incentive compensation earned for fiscal year.
(5)	This column represents the value of all other compensation, as detailed in the table below.
All Other Compensation Table
Name	Fiscal Year	Long-Term Disability Insurance(1)	Life and AD&D Insurance(2)	401(k) Company Match	Cell Phone	Total Other Income
Michael P. Huseby	2022	$13,718	$12,023	$11,769	$1,200	$38,710
	2021	$13,086	$11,985	$—	$1,200	$26,271
	2020	$13,086	$11,985	$10,769	$1,200	$37,040
Thomas D. Donohue	2022	$—	$308	$7,385	$1,200	$8,892
	2021	$—	$270	$385	$1,200	$1,855
	2020	$—	$270	$11,200	$1,200	$12,670
Michael C. Miller	2022	$—	$308	$6,462	$1,200	$7,970
	2021	$—	$270	$—	$1,200	$1,470
	2020	$—	$270	$—	$1,200	$1,470
David W. B. Nenke	2022	$—	$308	$7,212	$1,200	$8,720
	2021	$—	$—	$—	$200	$200
	2020	$—	$—	$—	$—	$—

Name	Fiscal Year	Long-Term Disability Insurance(1)	Life and AD&D Insurance(2)	401(k) Company Match	Cell Phone	Total Other Income
Jonathan Shar	2022	$—	$308	$6,769	$1,200	$8,277
	2021	$—	$270	$308	$1,200	$1,778
	2020	$—	$270	$11,200	$1,200	$12,670
(1)	This represents the premiums paid by the Company for the long-term disability insurance.
(2)	This represents the premiums paid by the Company for life and accidental death and dismemberment insurance.
2022 Grants of Plan-Based Awards Table
The following table provides additional information about non-equity incentive awards and equity incentive awards granted to our NEOs by the Company during Fiscal 2022.
				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards
Name	Award(1)	Grant Date	Meeting Date(2)	Threshold ($)	Target ($)	Maximum ($)
Michael P. Huseby	AIP			$756,250	$1,134,375	$1,512,500
	RSU	9/23/21					152,778			$1,650,002
	Options	9/23/21						130,580	$10.80	$927,118
	Options	9/23/21						141,200	$13.30	$950,276
Thomas D. Donohue	AIP			$255,000	$382,500	$510,000
	RSU	9/23/21					55,556			$600,005
	Options	9/23/21						47,484	$10.80	$337,136
	Options	9/23/21						51,346	$13.30	$345,559
Michael C. Miller	AIP			$255,000	$382,500	$510,000
	RSU	9/23/21					55,556			$600,005
	Options	9/23/21						47,484	$10.80	$337,136
	Options	9/23/21						51,346	$13.30	$345,559
David W. B. Nenke	AIP			$233,750	$350,625	$467,500
	RSU	9/23/21					46,297			$500,008
	Options	9/23/21						39,570	$10.80	$280,947
	Options	9/23/21						42,788	$13.30	$287,963
Jonathon Shar	AIP			$233,750	$350,625	$467,500
	RSU	9/23/21					46,297			$500,008
	Options	9/23/21						39,570	$10.80	$280,947
	Options	9/23/21						42,788	$13.30	$287,963
(1)	Forms of awards granted to executive officers during Fiscal 2022 include RSU bonus payments under the Company’s Annual Incentive Plan (“AIP”) and Stock Options (“Options”).
(2)
The Compensation Committee met on September 22, 2021 and approved awards with a grant date of September 23, 2021 subject to the Company’s stockholders approving an amendment to the Barnes & Noble Education, Inc. Amended and Restated Equity Incentive Plan to increase the number of authorized shares available under the Barnes & Noble Education, Inc. Amended and Restated Equity Incentive Plan. The amendment was approved at the annual meeting held on September 23, 2021.

(3)
These columns represent the threshold payout level, target payout level and maximum payout level for the performance-based incentive compensation awards under the Company’s AIP. For additional information regarding the performance-based annual incentive compensation program, see the discussion in the “Compensation Discussion and Analysis-Overview of Compensation Program Design-Performance-Based Annual Incentive Compensation” section of this Proxy Statement.

Narrative to the Summary Compensation Table and the Grants of Plan-Based Awards Table
Employment Arrangements with the Named Executive Officers
The Company has entered into an employment agreement or employment letter with each of the NEOs and compensation of each of these NEOs is based on their respective employment agreement or employment letter, as the case may be, as well as their job responsibilities. The Company entered into an employment agreement with Mr. Huseby on June 26, 2015 in connection with the Spin-Off, which was amended and restated on July 19, 2017, and has been further amended from time to time. The most recent amendment to Mr. Huseby’s employment agreement, which is effective as of September 1, 2022, was entered into on June 23, 2022 as described herein.
The employment agreement provides severance payments and benefits upon termination of employment by the Company without “cause” or by the NEO for “good reason” (including upon termination within two years following a change of control). The employment agreement renews automatically for additional one year terms unless either party gives notice of non-renewal at least three months prior to automatic renewal.
The Amended Agreement (i) extends the term of the agreement to September 20, 2023 (subject to automatic renewal); (ii) reduces Mr. Huseby’s annual target bonus from 125% to 100%, (iii) provides for severance in the event that the Company elects not to renew the term of the agreement and Mr. Huseby thereafter resigns employment effective upon the expiration of the then-current term, (iv) provides for acceleration of time-based equity awards in certain events of termination, and (v) reduces the lump-sum severance payment in the event of a change in control.
The Company has also entered into employment letters outlining employment terms with each of Messrs. Donohue, Miller and Shar on June 19, 2019 and with Mr. Nenke on February 19, 2021. The employment letters provide the officers with severance payments and benefits upon termination of employment by the Company without “cause” or by the NEO for “good reason” (including upon termination within two years following a change of control).
Employment Arrangements-General Provisions
Unless otherwise noted, the following descriptions describe the terms of the employment arrangements in effect for Fiscal 2022. Pursuant to their employment agreement or letters, the annual base salaries of Messrs. Huseby, Donohue, Miller, Nenke and Shar can be no less than $1,100,000, $500,000, $500,000, $550,000 and $400,000, respectively, during the terms of their employment. Each of Messrs. Huseby, Donohue, Miller, Nenke and Shar are eligible for a minimum target annual incentive compensation award of not less than 125%, 85%, 85%, 85% and 75%, respectively, of his base salary, as determined by the Compensation Committee.
The employment agreements or employment letters also provide that the NEO is eligible for grants of equity-based awards under the Barnes & Noble Education, Inc. Equity Incentive Plan. With respect to Messrs. Donohue, Miller, Nenke and Shar the amounts of such grants are determined by the Compensation Committee, and with respect to Mr. Huseby, the amount of such equity award shall have an aggregate target value of 300% of his base salary. The employment agreement for Mr. Huseby also provides for $1,000,000 of life insurance and long-term disability (providing for monthly payments of $12,800) payable during the disability period through the earlier of death or the attainment of age 65. Each of our NEOs is entitled to all other benefits afforded to executive officers and employees of the Company.
Under their respective employment agreements or employment letters with the Company, our NEOs are subject to certain restrictive covenants regarding competition, solicitation, confidentiality and disparagement. Mr. Huseby’s agreement contains non-competition and non-solicitation covenants that apply during the employment term and for the two-year period following the termination of employment.
Messrs. Donohue, Nenke and Miller are restricted by a non-competition and non-solicitation covenant during their term of employment and for a one-year period thereafter. The confidentiality and non-disparagement covenants apply during the term of each respective employment letters of each NEO and at all times thereafter.
Employment Arrangements-Severance and Change of Control Benefits
Mr. Huseby’s employment agreement provides that he may be terminated by the Company upon death or disability or for “cause”, and by Mr. Huseby without “good reason”. If Mr. Huseby’s employment is terminated by the Company upon death, disability or for “cause,” or by the NEO without “good reason,” Mr. Huseby is entitled to payment of base salary through the date of death, disability or termination of employment.
If the employment of Messrs. Huseby, Donohue, Miller, Nenke or Shar is terminated by the Company without “cause” or by the NEO for “good reason,” the NEO is entitled, provided he signs a release of claims against the Company, to a lump-sum severance payment equal to one times (a) annual base salary; (b) the target annual incentive compensation for the fiscal year in which termination takes place (except for Mr. Nenke); and (c) the cost of benefits.
Further, if the employment of any NEO is terminated by the Company without “cause” or by the NEO for “good reason” within two years (or the remainder of his term of employment under his employment agreement, whichever is longer) following a “change of control” of the Company, the NEO is entitled, regardless of whether he signs a release of claims against the Company, to a lump-sum severance payment equal to two times (a) annual base salary; (b) the target annual incentive compensation for the fiscal year in which termination takes place; and (c) the cost of benefits. However, if such severance payments trigger the “golden parachute” excise tax under Sections 280G and 4999 of the Code, the severance benefits for an NEO would be reduced if such reduction would result in a greater after-tax benefit to him.
Except as otherwise provided by the applicable award agreement, if the successor company assumes or substitutes for an outstanding equity award, such award will continue in accordance with its applicable terms and will not be accelerated. Under the restricted stock unit award agreements, if the holder were terminated other than for “cause” at any time following a change of control, then the unvested restricted stock units underlying the award would immediately vest.
Under the award agreements executed under the Barnes & Noble Education, Inc. Equity Incentive Plan, “change of control” generally has the same meaning as provided under the Barnes & Noble Education, Inc. Equity Incentive Plan and means any of the following: (a) a change in the ownership of the Company; (b) a change in the effective control of the Company; or (c) a change in the ownership of a substantial portion of the Company’s assets, in each case, within the meaning of Section 409A of the Code and the regulations promulgated thereunder.
“Cause” is defined by reference to the individual’s employment agreement or letter, and if there is no agreement or letter, the applicable award agreement, and generally means (a) a material failure by the holder to perform his or her duties (other than as a result of incapacity due to physical or mental illness) during his or her employment with the Company after written notice of such breach or failure and the holder failed to cure such breach or failure to the Company’s reasonable satisfaction within five days after receiving such written notice; or (b) any act of fraud, misappropriation, misuse, embezzlement or any other material act of dishonesty in respect of the Company or its funds, properties, assets or other employees.
The estimated payments to be made by the Company to our NEOs in the event of a change of control are set forth in the “Potential Payments Upon Termination or Change of Control Table” on page 42.
Employment Arrangements-Defined Terms
“Cause,” for purposes of the employment agreement and employment letters, generally means any of the following: (a) the NEO engaging in intentional misconduct or gross negligence that, in either case, is injurious to the Company; (b) the NEO’s indictment, entry of a plea of nolo contendere or conviction by a court of competent jurisdiction with respect to any crime or violation of law involving fraud or dishonesty (with the exception of misconduct based in good faith on the advice of professional consultants, such as attorneys and accountants) or any felony (or equivalent crime in a non-U.S. jurisdiction); (c) any gross negligence, intentional acts or intentional omissions by the NEO in connection with the performance of the NEO’s duties and responsibilities; (d) fraud, dishonesty, embezzlement or misappropriation in connection with the performance of the NEO’s duties and responsibilities; (e) the NEO engaging in any act of misconduct or moral turpitude reasonably likely to adversely affect the Company or its business; (f) the NEO’s abuse of or dependency on alcohol or drugs (illicit or otherwise) that adversely affects the NEO’s job performance; (g) the NEO’s willful failure or refusal to properly perform the duties, responsibilities or obligations of the NEO’s service for reasons other than disability or authorized leave, or to properly perform or follow any lawful direction by the Company; or (h) the NEO’s breach of the agreement or of any other contractual duty to, written policy of, or written agreement with, the Company.
“Change of Control,” for purposes of the employment agreement and employment letters, generally means any of the following: (a) the Company’s directors immediately prior to a merger, consolidation, liquidation or sale of assets cease within two years thereafter to constitute a majority of the Company’s Board of Directors; (b) the Company’s directors immediately prior to a tender or exchange offer for the Company’s voting securities cease within two years thereafter to constitute a majority of the Company’s Board of Directors. The consummation of a corporate transaction constituting a Reorganization or a Sale, if such transaction requires the approval of the Company’s stockholders, subject to certain exceptions outlined in the agreement and letters; or (c) the acquisition by any person or group (other than the executive or his or her affiliates) of 40% or more of the Company’s voting securities.
“Good Reason,” for purposes of the employment agreement and employment letters, generally means any of the following without the NEO’s written consent: (a) a material diminution of authority, duties or responsibilities; (b) a material diminution in the authority, duties or responsibilities of the supervisor to whom the NEO reports; (c) a reduction in current annual base salary or target annual bonus; (d) the relocation of the Company’s principal executive offices more than 50 miles from both New York City, New York and Basking Ridge, New Jersey; (e) a failure by the Company to make material payments under the agreement; (f) a reduction in title; or (g) a material reduction in the value of employee benefits following a Change of Control. Notwithstanding the foregoing, an NEO will only have grounds to resign for Good Reason if the NEO notifies the Company in writing with 60 days of the Good Reason occurrence, the Company does not cure such grounds within 30 days following receipt of notice, and the NEO actually resigns employment 30 days following the end of such cure period.
Outstanding Equity Awards at Fiscal Year End
The following table summarizes the equity awards the Company made to our NEOs that were outstanding as of the end of Fiscal 2022. In accordance with the applicable SEC disclosure guidance, this table and the accompanying footnotes do not account for any awards that may have been exercised or have vested pursuant to their terms in the ordinary course since the end of Fiscal 2022.
Stock Awards
Name	Stock Award Grant Date	RSU/ PSU/ PS	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)	Vesting Dates
Michael P. Huseby	9/22/20	PS	447,155	$1,359,351	9/22/22, 9/22/23
	9/23/21	RSU	152,778	$464,445	9/23/22, 9/23/23, 9/23/24
Thomas D. Donohue	9/22/20	PS	121,952	$370,734	9/22/22, 9/22/23
	9/23/21	RSU	55,556	$168,890	9/23/22, 9/23/23, 9/23/24
Michael C. Miller	9/22/20	PS	121,952	$370,734	9/22/21, 9/22/22, 9/22/23
	9/23/21	RSU	55,556	$168,890	9/23/22, 9/23/23, 9/23/24
David W. B. Nenke	3/24/21	PS	34,950	$106,248	3/24/23, 3/24/24
	9/23/21	RSU	46,297	$140,743	9/23/22, 9/23/23, 9/23/24
Jonathan Shar	9/22/20	PS	158,537	$481,952	9/22/22, 9/22/23
	9/23/21	RSU	46,297	$140,743	9/23/22, 9/23/23, 9/23/24
(1)	This column represents outstanding grants of shares of restricted stock units (RSU), performance share units (PSU) and phantom shares (PS).
(2)
Market values have been calculated using a stock price of $3.04 (closing price of our Common Stock on April 30, 2022, the last trading day of Fiscal 2022), and assuming target level performance is achieved.

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Michael P. Huseby	—	426,313	$2.46	9/22/30
	—	426,313	$5.00	9/22/30
		130,580	$10.80	9/23/31
		141,200	$13.30	9/23/31
Thomas D. Donohue	—	116,267	$2.46	9/22/30
	—	116,267	$5.00	9/22/30
		47,484	$10.80	9/23/31
		51,346	$13.30	9/23/31
Michael C. Miller		116,267	$2.46	9/22/30
	—	116,267	$5.00	9/22/30
		47,484	$10.80	9/23/31
		51,346	$13.30	9/23/31

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
David W. B. Nenke	—	39,570	$10.80	9/23/31
	—	42,788	$13.30	9/23/31
		39,570	$2.36	6/16/32
		42,788	$4.86	6/16/32
Jonathan Shar	—	81,387	$2.46	9/22/30
	—	81,387	$5.00	9/22/30
		39,570	$10.80	9/23/31
		42,788	$13.30	9/23/31
Option Exercises and Stock Vested
The following table provides additional information about the value realized by our NEOs upon the vesting of stock or stock unit awards and the exercise of options during Fiscal 2022.
		Stock Awards		Options
Name	Fiscal Year	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(2) ($)
Michael P. Huseby	2022	379,621	$3,182,028	0	$—
Thomas D. Donohue	2022	88,051	$716,651	0	$—
Michael C. Miller	2022	97,667	$818,485	50,755	$178,322
David W. B. Nenke	2022	17,475	$70,424	0	$—
Jonathan Shar	2022	100,636	$798,507	0	$—
(1)	The amounts in this column are calculated by multiplying the number of RSUs and phantom shares vested by the closing price of our Common Stock on the date of vesting.
(2)
Reflects the product of the number of shares of stock subject to the exercised option multiplied by the difference between the market price of our Common Stock at the time of exercise on the exercise date and the exercise price of the option.

Potential Payments Upon Termination or Change of Control Table(1)
Event	Michael P. Huseby	Thomas D. Donohue	Michael C. Miller	David W.B. Nenke	Jonathan Shar
Involuntary Termination or Voluntary Termination with Good Reason
Cash severance payment(2)	$5,084,684	$991,393	$1,019,102	$558,720	$937,534
Accelerated equity-based awards(3)	—	—	—	—	—
Total	$5,084,684	$991,393	$1,019,102	$558,720	$937,534
Death
Cash severance payment(2)	$	$	$	$	$
Accelerated equity-based awards(3)	5,241,991	1,546,977	1,546,977	497,359	1,367,897
Health benefits(4)	4,957	—	7,301	—	7,301
Total	$5,246,948	$1,546,977	$1,554,278	$497,359	$1,375,198
Disability
Cash severance payment(2)	$	$	$	$	$
Accelerated equity-based awards(3)	5,241,991	1,546,977	1,546,977	497,359	1,367,897
Health benefits(5)	13,053	—	13,053	—	13,053
Total	$5,255,044	$1,546,977	$1,560,030	$497,359	$1,380,950

Event	Michael P. Huseby	Thomas D. Donohue	Michael C. Miller	David W.B. Nenke	Jonathan Shar
Change of Control with Involuntary Termination (without Cause) or Termination with Good Reason
Cash severance payment(2)	$7,627,026	$1,982,786	$2,038,204	$1,818,690	$1,875,068
Accelerated equity-based awards(3)	5,241,991	1,546,977	1,546,977	497,359	1,367,897
Total	$12,869,017	$3,529,763	$3,585,181	$2,316,049	$3,242,965
(1)
The values in this table reflect estimated payments associated with various termination scenarios, assume a stock price of $3.04 (closing price of our Common Stock on April 29, 2022, the last trading day of Fiscal 2022) and include all outstanding grants through the assumed termination date of April 30, 2022. Actual value will vary based on changes in the Company’s Common Stock price.

(2)
Cash severance is equal to the sum of (i) the NEO’s annual base salary, (ii) the target annual incentive compensation for the fiscal year in which termination takes place except for Mr. Nenke and (iii) the aggregate annual cost of benefits, times the named executive officer’s severance multiple as follows: one time for non-change of control and two times for change of control.

(3)
This row represents the value of restricted stock unit awards and performance shares and performance share units at expected vested amounts that would automatically vest upon a termination due to death or disability and the value restricted stock unit awards upon a termination following a change of control. Except as provided below, in the event of a change of control, unless otherwise provided by the applicable award agreement, if the successor company assumes or substitutes for an outstanding equity award such award will continue in accordance with its applicable terms and not be accelerated. Absent a change of control, in the event of involuntary termination, termination for “cause” or resignation for any reason, each restricted stock unit award will be forfeited. In the event of an involuntary termination other than for “cause” within 24 months following a change of control, each restricted stock unit award will immediately vest.

(4)
Following the termination of employment due to death, the Company provides the NEO’s spouse three months of premiums for medical and dental insurance in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

(5)	Following the termination of employment due to disability, the Company provides the NEO a seven-month subsidy for premiums for medical and dental insurance in accordance with COBRA.
For the table above, the amount of potential payments to our NEOs in the event of a termination of their employment in connection with a change of control was calculated assuming that a change of control occurred on the last business day of Fiscal 2022 (April 29, 2022), each NEO’s employment terminated on that date due to involuntary termination without “cause” or for “good reason” and the successor company did not assume the NEO’s equity awards.
For a summary of the provisions of the employment agreements with our NEOs that were effective as of April 30, 2022 and the outstanding equity awards that were held by our NEOs as of April 30, 2022, and therefore affect the amounts set forth in the table above in the event of involuntary termination without “cause” or for “good reason” or a “change of control,” see the discussions in the “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table-Employment Arrangements-General Provisions” and “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table-Employment Arrangements-Severance and Change of Control Benefits” sections of this Proxy Statement.

DIRECTOR COMPENSATION
Annual Retainer
Effective September 2021, the annual retainer fee for each non-employee director was increased from $65,000 to $85,000. The additional annual retainer paid to the Lead Independent Director of the Board of Directors (until the discontinuance of the role pursuant to the Cooperation Agreement) increased from $35,000 to $55,000. In connection with the separation of the roles of Chief Executive Officer and Chairman of the Board, the Chairman of the Board of Directors receives an additional annual retainer of $145,000. Audit Committee members receive an additional $15,000 annual retainer, and the Chair of the Audit Committee receives an additional $30,000 annual retainer. Compensation Committee members receive an additional $10,000 annual retainer, and the Chair of the Compensation Committee receives an additional $20,000 annual retainer. Corporate Governance and Nominating Committee members receive an additional $10,000 annual retainer, and the Chair of the Corporate Governance and Nominating Committee receives an additional $17,500 annual retainer. All retainer fees are paid quarterly in cash. Directors who are our employees will not receive additional compensation for serving on our Board of Directors or its committees. All directors are also reimbursed for travel, lodging and related expenses incurred in attending Board of Directors meetings.
Equity Compensation
Each non-employee director is eligible for equity award grants under the Company’s Equity Incentive Plan. In Fiscal 2022, these awards were in the form of restricted stock units with a grant date value of approximately $125,000 for each non-employee director. Such awards are granted the day following the Annual Meeting at which each individual director is elected by a majority of stockholders voting and vest after one year. Directors have the option to defer receipt of such awards under the Company’s director’s deferral plan.
Director Stock Ownership and Retention Guidelines
In 2016, the Board of Directors adopted Director Stock Ownership and Retention Guidelines, which require each non-employee director to maintain a minimum stock ownership amount equal to four times the annual cash retainer of $85,000, which currently equals $340,000. Directors have a three-year period following their appointment or election to the Board to achieve the minimum ownership level. Shares beneficially owned by a director and vested shares or units are deemed to be owned for purposes of the ownership guidelines. A director is deemed to have complied with these guidelines once they hold a number of shares sufficient to satisfy the minimum ownership level, regardless of subsequent fluctuations in the market price of the Company’s common stock. Directors are required to retain 100% of net-after-tax shares earned from the annual equity grants until the then-current minimum ownership level is met and may not sell or otherwise transfer common stock unless he or she has satisfied the then-current minimum ownership level. All of the Company’s directors are in compliance with the current Director Stock Ownership and Retention Guidelines, other than Mr. Dell’Aera, Ms. Eberle Walker and Ms. Warren (who joined the Board in July 2022).

Director Compensation Table
Name	Paid in Cash	Number of Restricted Stock Units (Number of Shares)(1)	Value	Total Compensation
Emily C. Chiu	$100,000	11,804	$125,004	$225,004
Mario R. Dell’Aera, Jr.(3)	$—	—	$—	$—
Daniel A. DeMatteo	$100,000	11,804	$125,004	$225,004
Kathryn Eberle Walker(3)	$—	—	$—	$—
David G. Golden	$110,000	11,804	$125,004	$235,004
Zachary D. Levenick(2)	$100,000	11,804	$125,004	$225,004
Lowell W. Robinson(2)	$108,750	11,804	$125,004	$233,754
John R. Ryan	$132,500	11,804	$125,004	$257,504
Jerry Sue Thornton	$95,000	11,804	$125,004	$220,004
Rory Wallace(3)	$—	—	$—	$—
Denise Warren(3)	$—	—	$—	$—
(1)
Each of the Directors hold the following unvested restricted units or shares; Chiu – 120,187 RSU; DeMatteo – 152,262 RSU; Golden – 11,804 RS; Ryan – 152,262 RSU; Thornton – 152,262 RSU; Robinson – 11,804 RS; Levenick – 11,804 RS.

(2)	Resigned from the Board of Directors effective July 15, 2022.
(3)	Appointed to the Board of Directors effective July 15, 2022.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policy and Procedures Governing Related Person Transactions
Our Audit Committee of the Board of Directors of Directors utilizes procedures in evaluating the terms and provisions of proposed related party transactions or agreements in accordance with the fiduciary duties of directors under Delaware law. Our related party transaction procedures contemplate Audit Committee review and approval of all new agreements, transactions or courses of dealing with related parties, including any modifications, waivers or amendments to existing related party transactions. We conduct tests to ensure that the terms of related party transactions are at least as favorable to us as could have been obtained from unrelated parties at the time of the transaction. The Audit Committee considers, at a minimum, the nature of the relationship between us and the related party, the history of the transaction (in the case of modifications, waivers or amendments), the terms of the proposed transaction, our rationale for entering into the transaction and the terms of comparable transactions with unrelated third parties. In addition, management and internal audit annually analyze all existing related party agreements and transactions and review them with the Audit Committee.
Related Person Transactions
We believe that the transactions and agreements discussed below between us and related third parties are at least as favorable to us as could have been obtained from unrelated parties at the time they were entered into.
MBS Lease. MBS Textbook Exchange, LLC (“MBS”), which was majority owned by Leonard Riggio (“Mr. Riggio”), a principal owner holding substantial shares of our common stock, was acquired in February 2017, and is now a wholly-owned subsidiary of the Company. MBS leases its main warehouse and distribution facility located in Columbia, Missouri from MBS Realty Partners, L.P., which is majority-owned by Mr. Riggio, with the remaining ownership by other sellers of MBS. The lease was originally entered into in 1991 and included a renewal option that extended the lease term through September 1, 2023. Based upon a valuation performed as of the acquisition date, the lease was determined to be favorable from a lessee perspective with below market rent. Rental payments to MBS Realty Partners L.P. were approximately $1.4 million in both Fiscal 2022 and Fiscal 2021.
AUDIT RELATED MATTERS
Independent Registered Public Accountants
The Audit Committee has retained Ernst & Young LLP (“E&Y”) as the Company’s independent auditor for Fiscal 2023. E&Y served as our independent auditors for Fiscal 2022 and has served as the independent auditor for the Company since 2015. E&Y, as the independent registered public accountants, examine annual financial statements and provide tax-related services for the Company.
Audit Fees. For Fiscal 2022 and Fiscal 2021, the Company was billed $2,211,485 and $1,998,449, respectively, by E&Y for audit services, including (a) the annual audit (including quarterly reviews) and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company’s consolidated financial statements, (b) the audit of the effectiveness of the Company’s internal control over financial reporting, (c) consultation with management as to the accounting or disclosure treatment of transactions or events, (d) international statutory audits, and (e) services that only the independent auditor reasonably can provide, such as services associated with SEC registration statements, periodic reports and other documents filed with the SEC and review of draft responses to SEC comment letters.
Audit-Related Fees. For each of Fiscal 2022 and Fiscal 2021, the Company was billed $37,000 and $33,300, respectively, by E&Y for sales audits.
Tax Fees. For Fiscal 2022 and Fiscal 2021, the Company was billed $1,625 and $23,247, respectively, by E&Y for services related to consultation on tax matters.
Audit Committee Report
The Audit Committee assists the Board of Directors with its oversight responsibilities regarding the Company’s financial reporting process. The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements and the reporting process, including the Company’s accounting policies, internal audit function, internal control over financial reporting and disclosure controls and procedures. Ernst & Young LLP, the Company’s independent registered public accounting firm, is responsible for performing an audit of the Company’s financial statements.

With regard to the fiscal year ended April 30, 2022, the Audit Committee (a) reviewed and discussed with management our audited consolidated financial statements as of April 30, 2022, and for the year then ended; (b) discussed with Ernst & Young LLP, the independent auditors, the matters required by Public Company Accounting Oversight Board of Directors (“PCAOB”) AU Section 380, Communications with Audit Committees; (c) received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee regarding independence; and (d) discussed with Ernst & Young LLP their independence.
Based on the review and discussions described above, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended April 30, 2022, for filing with the Securities and Exchange Commission.
Audit Committee

Emily C. Chiu Daniel A. DeMatteo David G. Golden

PROPOSAL TWO: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables the Company’s stockholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.
The Company’s executive compensation program is designed to advance the philosophy of the Compensation Committee of the Board of Directors of paying for performance, paying competitively and aligning pay to business objectives and the Company’s long-term strategy. To align executive pay with both the Company’s financial performance and long-term strategy, a significant portion of the NEOs’ compensation is based on the performance of the Company, and the compensation program is designed to reward both annual and long-term performance. Annual performance is rewarded through base salary and annual incentive compensation. Annual performance is measured principally by the Company’s EBITDA (in each case, as defined in this Proxy Statement) and individual performance goals. Long-term performance is rewarded through equity-based awards, the value of which is based upon the performance of the Company’s Common Stock price.
The Compensation Committee and the Board of Directors believe that the Company’s Fiscal 2022 executive compensation program aligned well with the Compensation Committee’s philosophy and sufficiently linked to the Company’s performance.
For additional information on the Company’s executive compensation program and how it reflects the Compensation Committee’s philosophy and is linked to the Company’s performance, see the “Compensation Discussion and Analysis” herein.
We are asking for stockholder approval, on an advisory basis, of the compensation of our NEOs as disclosed in this Proxy Statement in accordance with SEC rules, which disclosures include the disclosures under the Compensation Discussion and Analysis above, the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the policies and practices described in this Proxy Statement.
This vote is advisory and therefore not binding on the Company, the Board of Directors or the Compensation Committee.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
THE FOLLOWING RESOLUTION:
RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in this Proxy Statement pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis above, the compensation tables and narrative discussion be, and hereby is, approved.
Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board of Directors’ recommendation.

PROPOSAL THREE: ADVISORY VOTE ON THE FREQUENCY OF HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Act also enables the Company’s stockholders to vote, on an advisory or non-binding basis, on how frequently they would like to cast an advisory vote on the compensation of our NEOs. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on NEOs compensation every one, two or three years. Stockholders may also, if they wish, abstain from casting a vote on this proposal.
After careful consideration, the Board is recommending a vote in favor of holding an advisory vote on executive compensation every year. In reaching this recommendation, the Board has considered the relevant legislative and regulatory requirements, the Company’s compensation programs and governance policies and evolving industry practices.
Stockholders may cast their vote on their preferred voting frequency by choosing the option of one year, two years or three years or may abstain from voting. In considering this vote, stockholders may wish to review the information presented in connection with the advisory vote (Proposal 3) above and the “Compensation Discussion and Analysis.”
The Board will carefully consider the outcome of the vote when making future decisions regarding the frequency of advisory votes on executive compensation. However, this vote is advisory and not binding.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF AN ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS TO BE UNDERTAKEN EVERY ONE YEAR.
Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board of Directors’ recommendation.

PROPOSAL FOUR: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
The Audit Committee has appointed the firm of Ernst & Young LLP, which firm was engaged as independent registered public accountants for Fiscal 2022, to audit the financial statements of the Company for the Company’s 2023 fiscal year ending April 29, 2023. A proposal to ratify this appointment is being presented to the stockholders at the Annual Meeting. A representative of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement and will be available to respond to appropriate questions.
THE BOARD OF DIRECTORS CONSIDERS ERNST & YOUNG LLP TO BE WELL QUALIFIED AND
UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION.

OTHER MATTERS
Other Matters Brought Before the Annual Meeting
As of the date of this Proxy Statement, the Company does not intend to present any business for action at the Annual Meeting other than as described in this Proxy Statement, and the Company has not been notified of any stockholder proposals intended to be raised at the Annual Meeting.
Proxy Solicitation
Proxies are being solicited through the mail, in person, by telephone, email, the Internet or other electronic means. The Company will pay all solicitation expenses in connection with this Proxy Statement and related proxy soliciting material of the Board of Directors, including the expense of preparing, printing, assembling and mailing this Proxy Statement and any other material used in the Board of Directors’ solicitation of proxies. In addition, the Company has retained Innisfree M&A Incorporated to assist with the solicitation of proxies for a fee not to exceed $20,000 plus reimbursement for out-of-pocket expenses.
The Company will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons and obtain their voting instructions. The Company will reimburse such persons for their expenses in connection with the foregoing activities.
Financial and Other Information
The Company’s Annual Report for Fiscal 2022, including financial statements, is being sent to stockholders together with this Proxy Statement.
Stockholder Proposals
Under the SEC proxy rules, proposals of stockholders intended to be included in the Company’s proxy materials for the annual meeting of stockholders to be held in 2023 must be received by the Company’s Corporate Secretary, at Barnes & Noble Education, Inc., 120 Mountain View Blvd., Basking Ridge, New Jersey 07920, no later than April 13, 2023.
In addition, the Company’s bylaws require that any eligible stockholder wishing to make a nomination for director, or wishing to introduce any business, at our 2023 annual meeting of stockholders must give the Company advance notice in accordance with the Company’s bylaws. To be timely, the Company must receive such notice for its 2023 annual meeting of stockholders at its offices mentioned above no earlier than May 25, 2023 and no later than June 24, 2023. Notices by eligible stockholders wishing to make a nomination for director, or wishing to introduce any business, at our 2023 annual meeting of stockholders must comply with the Company’s bylaws. These requirements are separate from and in addition to the SEC requirements that a stockholder must meet in order to have a stockholder proposal included in our Proxy Statement.
In addition to satisfying the requirements under our Bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act of 1934, which notice must be postmarked or transmitted electronically to us at our principal executive offices no later than 60 calendar days prior to the one-year anniversary date of the annual meeting (for the 2023 annual meeting, no later than July 24, 2023). If the date of the 2023 annual meeting is changed by more than 30 calendar days from such anniversary date, however, then the stockholder must provide notice by the later of 60 calendar days prior to the date of the 2023 annual meeting and the 10th calendar day following the date on which public announcement of the date of the 2023 annual meeting is first made.
The delivery of this Proxy Statement after the date of this Proxy Statement shall, under no circumstances, create any implication that there has been no change in the affairs of the Company since the date of this Proxy Statement. Other than the Company and the Company’s proxy solicitor, no person has been authorized by the Board of Directors to give you any information or to make any representations in connection with the solicitation of proxies by the Board of Directors, and if any such information is given or any such representations are made, they must not be relied upon as having been authorized by the Board of Directors.

Your vote is very important no matter how many shares you own. You are urged to read this Proxy Statement carefully and, whether or not you plan to attend the Annual Meeting, to promptly submit a proxy: (a) by telephone or the Internet following the instructions on the enclosed proxy card; or (b) by signing, dating and returning the enclosed proxy card in the postage-paid return envelope provided. A prompt response will be greatly appreciated.
If you have any questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders, Banks and Brokers may call toll-free: (877) 800-5185
By Order of the Board of Directors

John R. Ryan, Chairman of the Board of Directors
August 11, 2022

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SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 PM ET on September 21, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting – Go to **www.virtualshareholdermeeting.com/BNED2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 PM ET on September 21, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D89725-P77415 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BARNES & NOBLE EDUCATION, INC.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE FOR ALL THE NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2, 4 AND 5, AND ONE YEAR FOR PROPOSAL 3.

1. Election of Directors.

Nominees:	**For**	**Withhold**
1a. Emily C. Chiu	☐	☐
1b. Mario R. Dell’Aera, Jr.	☐	☐
1c. Daniel A. DeMatteo	☐	☐
1d. Kathryn Eberle Walker	☐	☐
1e. David G. Golden	☐	☐
1f. Michael P. Huseby	☐	☐
1g. John R. Ryan	☐	☐
1h. Rory D. Wallace	☐	☐
1i. Denise Warren	☐	☐

	For	**Against**	**Abstain**
2. Vote on an advisory (non-binding) basis to approve executive compensation.	☐	☐	☐

	One Year	**Two Years**	**Three Years**	**Abstain**
3. Vote on an advisory (non-binding) basis on the frequency of holding a vote on executive compensation for named executive officers.	☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Proxy Statement are available at www.proxyvote.com.

D89726-P77415

BARNES & NOBLE EDUCATION, INC.
Annual Meeting of Stockholders
September 22, 2022 9:00 AM ET
This proxy is solicited on behalf of the Board of Directors

The stockholder(s) hereby appoint(s) John R. Ryan, Thomas D. Donohue, and Michael C. Miller, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of BARNES & NOBLE EDUCATION, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM on September 22, 2022, virtually at www.virtualshareholdermeeting.com/BNED2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side